Exhibit 10.1

EXECUTION COPY

TERM LOAN AGREEMENT

DATED AS OF JANUARY 31, 2014

by and among

CORESITE, L.P., AS PARENT BORROWER,

CORESITE REAL ESTATE 70 INNERBELT, L.L.C.,

CORESITE REAL ESTATE 900 N. ALAMEDA, L.L.C.,

CORESITE REAL ESTATE 2901 CORONADO, L.L.C.,

CORESITE REAL ESTATE 1656 MCCARTHY, L.L.C.,

CORESITE REAL ESTATE 427 S. LASALLE, L.L.C.,

CORESITE CORONADO STENDER, L.L.C.,

CORESITE REAL ESTATE 12100 SUNRISE VALLEY DRIVE L.L.C.,

CORESITE REAL ESTATE 2115 NW 22ND STREET, L.L.C.

AND

CORESITE ONE WILSHIRE, L.L.C.

AS SUBSIDIARY BORROWERS,

ROYAL BANK OF CANADA,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

ROYAL BANK OF CANADA, AS ADMINISTRATIVE AGENT,

REGIONS BANK, AS SYNDICATION AGENT

RBC CAPITAL MARKETS* and REGIONS CAPITAL MARKETS
AS JOINT LEAD ARRANGERS AND JOINT BOOK MANAGERS

*  RBC Capital Markets is the global brand name for the corporate and investment banking business of Royal Bank of Canada and its affiliates.

§ 5.3	Additional Subsidiary Borrowers	35
§ 5.4	Release of Certain Subsidiary Borrowers	35

SECTION 6 REPRESENTATIONS AND WARRANTIES		35

§ 6.1	Corporate Authority, Etc.	35
§ 6.2	Governmental Approvals	36
§ 6.3	Title to Eligible Real Estate Assets	36
§ 6.4	Financial Statements	36
§ 6.5	No Material Changes	37
§ 6.6	Franchises, Patents, Copyrights, Etc.	37
§ 6.7	Litigation	37
§ 6.8	No Material Adverse Contracts, Etc.	37
§ 6.9	Compliance with Other Instruments, Laws, Etc.	37
§ 6.10	Tax Status	37
§ 6.11	No Event of Default	38
§ 6.12	Investment Company Act	38
§ 6.13	Absence of UCC Financing Statements, Etc.	38
§ 6.14	Setoff, Etc.	38
§ 6.15	Certain Transactions	38
§ 6.16	Employee Benefit Plans	38
§ 6.17	Disclosure	38
§ 6.18	Trade Name; Place of Business	39
§ 6.19	Regulations T, U and X	39
§ 6.20	Environmental Compliance	39
§ 6.21	Subsidiaries; Organizational Structure	40
§ 6.22	Leases	41
§ 6.23	Property	41
§ 6.24	Brokers	42
§ 6.25	Other Debt	42
§ 6.26	Solvency	42
§ 6.27	No Bankruptcy Filing	42
§ 6.28	No Fraudulent Intent	42
§ 6.29	Transaction in Best Interests of Borrowers; Consideration	42
§ 6.30	OFAC	43

SECTION 7 AFFIRMATIVE COVENANTS		43

§ 7.1	Punctual Payment	43
§ 7.2	Maintenance of Office	43
§ 7.3	Records and Accounts	43
§ 7.4	Financial Statements, Certificates and Information	43
§ 7.5	Notices	45
§ 7.6	Existence; Maintenance of Properties	46
§ 7.7	Insurance	47
§ 7.8	Taxes	47
§ 7.9	Inspection of Properties and Books	47
§ 7.10	Compliance with Laws, Contracts, Licenses, and Permits	47
§ 7.11	Further Assurances	48
§ 7.12	Management	48
§ 7.13	Intentionally Omitted	48
§ 7.14	Business Operations	48
§ 7.15	Registered Servicemark	48

§ 7.16	Ownership of Real Estate	48
§ 7.17	Intentionally Omitted	48
§ 7.18	Ownership Restrictions	48
§ 7.19	Plan Assets	48
§ 7.20	Intentionally Omitted	48
§ 7.21	Intentionally Omitted	48
§ 7.22	REIT Covenants	49

SECTION 8 NEGATIVE COVENANTS		49

§ 8.1	Restrictions on Indebtedness	49
§ 8.2	Restrictions on Liens, Etc.	50
§ 8.3	Restrictions on Investments	51
§ 8.4	Merger, Consolidation	53
§ 8.5	Sale and Leaseback	53
§ 8.6	Compliance with Environmental Laws	53
§ 8.7	Distributions	54
§ 8.8	Asset Sales	54
§ 8.9	Intentionally Omitted	55
§ 8.10	Restriction on Prepayment of Indebtedness	55
§ 8.11	Zoning and Contract Changes and Compliance	55
§ 8.12	Derivatives Contracts	55
§ 8.13	Transactions with Affiliates	55
§ 8.14	Management Fees	55

SECTION 9 FINANCIAL COVENANTS		55

§ 9.1	Unencumbered Asset Pool	56
§ 9.2	Consolidated Total Indebtedness to Gross Asset Value	56
§ 9.3	Secured Debt to Gross Asset Value	56
§ 9.4	Recourse Indebtedness to Gross Asset Value	56
§ 9.5	Adjusted Consolidated EBITDA to Consolidated Fixed Charges	56
§ 9.6	Minimum Consolidated Tangible Net Worth	56
§ 9.7	Unhedged Variable Rate Debt	56
§ 9.8	Unencumbered Asset Pool	56

SECTION 10 CLOSING CONDITIONS		56

§ 10.1	Loan Documents	56
§ 10.2	Certified Copies of Organizational Documents	56
§ 10.3	Resolutions	56
§ 10.4	Incumbency Certificate; Authorized Signers	57
§ 10.5	Opinion of Counsel	57
§ 10.6	Payment of Fees	57
§ 10.7	Insurance	57
§ 10.8	Performance; No Default	57
§ 10.9	Representations and Warranties	57
§ 10.10	Proceedings and Documents	57
§ 10.11	Eligible Real Estate Qualification Documents	57
§ 10.12	Compliance Certificate	57
§ 10.13	Amendment of Existing Credit Agreement	58
§ 10.14	Consents	58
§ 10.15	Other	58

SECTION 11 CONDITIONS TO ALL ADVANCES		58

§ 11.1	Prior Conditions Satisfied	58
§ 11.2	Representations True; No Default	58
§ 11.3	Borrowing Documents	58

SECTION 12 EVENTS OF DEFAULT; ACCELERATION; ETC.		58

§ 12.1	Events of Default and Acceleration	58
§ 12.2	Certain Cure Periods; Limitation of Cure Periods	61
§ 12.3	Termination of Commitments	61
§ 12.4	Remedies	61
§ 12.5	Distribution of Collateral Proceeds	62

SECTION 13 SETOFF		62

SECTION 14 THE AGENT		63

§ 14.1	Authorization	63
§ 14.2	Employees and Agents	63
§ 14.3	No Liability	63
§ 14.4	No Representations	64
§ 14.5	Payments	64
§ 14.6	Holders of Notes	65
§ 14.7	Indemnity	65
§ 14.8	The Agent as Lender	65
§ 14.9	Resignation	65
§ 14.10	Duties in the Case of Enforcement	65
§ 14.11	Bankruptcy	66
§ 14.12	Intentionally Omitted	66
§ 14.13	Reliance by Agent	66
§ 14.14	Approvals	66
§ 14.15	Borrowers Not Beneficiary	67
§ 14.16	Defaulting Lenders	67

SECTION 15 EXPENSES		68

SECTION 16 INDEMNIFICATION		69

SECTION 17 SURVIVAL OF COVENANTS, ETC.		69

SECTION 18 ASSIGNMENT AND PARTICIPATION		70

§ 18.1	Conditions to Assignment by Lenders	70
§ 18.2	Register	70
§ 18.3	New Notes	70
§ 18.4	Participations	71
§ 18.5	Pledge by Lender	71
§ 18.6	No Assignment by Borrowers	71
§ 18.7	Disclosure	71
§ 18.8	Titled Agents	72
§ 18.9	Mandatory Assignment	72

v

EXHIBITS AND SCHEDULES

Exhibit A	FORM OF NOTE

Exhibit B	FORM OF JOINDER AGREEMENT

Exhibit C	FORM OF REQUEST FOR ADVANCE

Exhibit D	FORM OF UNENCUMBERED ASSET POOL CERTIFICATE

Exhibit E	FORM OF COMPLIANCE CERTIFICATE

Exhibit F	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit G	FORM OF CONVERSION/CONTINUATION REQUEST

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 1.3	CLOSING DATE ELIGIBLE REAL ESTATE ASSETS

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20(d)	REQUIRED ENVIRONMENTAL ACTIONS

Schedule 6.21(a)	PARENT BORROWER SUBSIDIARIES

Schedule 6.21(b)	UNCONSOLIDATED AFFILIATES OF PARENT BORROWER AND ITS SUBSIDIARIES

Schedule 6.22	EXCEPTIONS TO RENT ROLL

Schedule 6.23	PROPERTY AND MANAGEMENT AGREEMENTS

Schedule 6.25	MATERIAL LOAN AGREEMENTS

Schedule 8.8	ASSET SALES

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT is made as of the 31st day of January, 2014, by and among CORESITE, L.P., a Delaware limited partnership (“Parent Borrower”), the Subsidiary Borrowers party hereto, ROYAL BANK OF CANADA (“RBC”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to § 18, and ROYAL BANK OF CANADA, as Administrative Agent for the Lenders (the “Agent”), REGIONS BANK as Syndication Agent, and RBC CAPITAL MARKETS and REGIONS CAPITAL MARKETS, as Joint Lead Arrangers and Joint Book Managers.

R E C I T A L S

WHEREAS, Borrowers have requested that the Lenders make available to Borrowers unsecured term loan advances in the aggregate amount set forth on Schedule 1.1; and

WHEREAS, the Agent and the Lenders are willing to provide such unsecured term loan to Borrowers on and subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree as follows:

SECTION 1

DEFINITIONS AND RULES OF INTERPRETATION

§ 1.1       Definitions.  The following terms shall have the meanings set forth in this § l or elsewhere in the provisions of this Agreement referred to below:

Additional Subsidiary Borrower.  Each additional Subsidiary of Parent Borrower which becomes a Subsidiary Borrower pursuant to § 5.3.

Adjusted Consolidated EBITDA.  On any date of determination, the sum of (a) the Consolidated EBITDA for the prior fiscal quarter most recently ended, multiplied by four (4), less (b) the Capital Reserve.

Adjusted Net Operating Income.  On any date of determination, the sum of (a) the Net Operating Income for the prior fiscal quarter most recently ended, multiplied by four (4), less (b) the Capital Reserve.

Advances.  The Initial Advance and each subsequent advance of the Loan as provided herein.

Affiliate.  An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing fifty percent (50%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent.  Royal Bank of Canada, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office.  The Agent’s head office located at 20 King Street West, 4th Floor, Toronto, Ontario M5H 1C4, or at such other location as the Agent may designate from time to time by notice to Borrowers and the Lenders.

Agent’s Special Counsel.  Shearman & Sterling LLP or such other counsel as selected by the Agent.

Agreement.  This Term Loan Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.

Agreement Regarding Fees.  Individually and collectively, any fee letter executed and delivered by Parent Borrower to which any Arranger or the Agent is a party.

Applicable Margin.  The Applicable Margin for LIBOR Rate Advances and Base Rate  Advances shall be as set forth below based on the ratio of the Consolidated Total Indebtedness of Parent Borrower to the Gross Asset Value of Parent Borrower:

Pricing Level	Ratio	LIBOR Rate Advances	Base Rate Advances
Pricing Level 1	Less than or equal to 35%	1.75%	0.75%
Pricing Level 2	Greater than 35% but less than or equal to 45%	1.90%	0.90%
Pricing Level 3	Greater than 45% but less than or equal to 50%	2.15%	1.15%
Pricing Level 4	Greater than 50% but less than or equal to 55%	2.40%	1.40%
Pricing Level 5	Greater than 55%	2.65%	1.65%

The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by Parent Borrower to the Agent of the Compliance Certificate at the end of a calendar quarter.  In the event that Parent Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by § 7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for the Advances shall be at Pricing Level 5 until such failure is cured within any applicable cure period, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.  The provisions of this definition shall be subject to § 2.6(f).

Approved Derivatives Contract.  A Derivatives Contract between the Parent Borrower and/or any Subsidiary Borrower, on the one hand, and a Lender or Affiliate of a Lender hereunder.

Approved Fund.  Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arrangers.  Collectively, RBC Capital Markets and Regions Capital Markets or any successors thereto.

Assignment and Acceptance Agreement.  See § 18.1.

Authorized Officer.  Any of the following Persons:  Thomas M. Ray, Jeffrey S. Finnin, Derek S. McCandless and such other Persons as Parent Borrower shall designate in a written notice to the Agent.

Balance Sheet Date.  December 31, 2012.

Bankruptcy Code.  Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate.  The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) the then applicable LIBOR for a one month Interest Period plus one percent (1.00%), or (c) one half of one percent (0.5%) above the Federal Funds Effective Rate.  The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer.  Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Advances.  Advances bearing interest calculated by reference to the Base Rate.

Borrowers.  Collectively, Parent Borrower and the Subsidiary Borrowers, and individually any of them.

Breakage Costs.  The commercially reasonable cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loan bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of  LIBOR Rate Advances to any other applicable interest rate on a date other than the last day of the relevant Interest Period, or (iii) the failure of a Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which such Borrower has elected LIBOR Rate Advances.

Building.  With respect to each Eligible Real Estate Asset or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day.  Any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York, and if such day relates to any interest rate settings as to a LIBOR Rate Advance, which is also a LIBOR Business Day.

Capital Reserve.  For any period and with respect to any improved Real Estate, an amount equal to $0.25 multiplied by the total square footage of the Buildings in such Real Estate.  If the term Capital Reserve is used without reference to any specific Real Estate, then the amount shall be determined on an aggregate basis with respect to all Real Estate of Borrowers and their Subsidiaries and a proportionate share of all Real Estate of all Unconsolidated Affiliates.  The Capital Reserve shall be calculated based on the total square footage of the Buildings owned (or ground leased) at the end of each fiscal quarter, less the square footage of unoccupied space held for development or redevelopment.

Capitalization Rate.  Nine percent (9.00%).

Capitalized Lease.  A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Capitalized Value.  The Adjusted Net Operating Income for any Stabilized Property divided by the Capitalization Rate.

Cash Equivalents.  As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A- or the equivalent thereof by S&P or A3 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000; (iii) commercial paper rated at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AA- or the equivalent thereof by S&P or at least Aa3 or the equivalent thereof by Moody’s.

CERCLA.  The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.

Change of Control.  A Change of Control shall exist upon the occurrence of any of the following:

(a)           Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), other than The Carlyle Group, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT or Parent Borrower equal to at least thirty-five percent (35%);

(b)           As of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or Parent Borrower consists of individuals who were not either (i) directors or trustees of REIT or Parent Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT or Parent Borrower of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or Parent Borrower, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above (excluding, in the case of both clause (ii) and (iii) above, any individual whose initial nomination for, or assumption of office as, a member of the Board occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors or trustees by any Person or group other than a solicitation for the election of one or more directors or trustees by or on behalf of the Board); or

(c)           REIT shall fail to be the sole general partner of Parent Borrower, shall fail to own such general partnership interest in Parent Borrower free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of Parent Borrower; or

(d)           Parent Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Subsidiary Borrower.

Closing Date.  The first date on which all of the conditions set forth in § 10 and § 11 have been satisfied with respect to the Initial Advance.

Code.  The Internal Revenue Code of 1986, as amended.

Commitment.  With respect to each Lender, the amount set forth on Schedule 1.1 as such Lender’s Commitment to make the Loan to Borrowers in one or more Advances as provided herein, subject to increase in accordance with § 2.11.

Commitment Increase.  An increase in the Total Commitment to not more than TWO HUNDRED MILLION DOLLARS ($200,000,000) pursuant to § 2.11.

Commitment Increase Date.  See § 2.11(a).

Commitment Percentage.  With respect to each Lender, the percentage set forth on Schedule 1.1 hereto as such Lender’s percentage of the aggregate Commitments of all of the Lenders, as the same may be changed from time to time in accordance with the terms of this Agreement.

Compliance Certificate.  See § 7.4(c).

Consolidated.  With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA.  With respect to any period, an amount equal to the EBITDA of Parent Borrower and its Subsidiaries for such period determined on a Consolidated basis.

Consolidated Fixed Charges.  For any fiscal quarter, annualized, the sum of (a) Consolidated Interest Expense for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of Parent Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Distributions paid during such period.  Such Person’s Equity Percentage in the Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Fixed Charges.

Consolidated Interest Expense.  For any period, without duplication, (a) total Interest Expense of Parent Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

Consolidated Tangible Net Worth.  The amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.

Consolidated Total Indebtedness.  All Indebtedness of Parent Borrower and its Subsidiaries determined on a consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.

Consolidated Unsecured Debt Service Coverage Ratio.  The ratio of Adjusted Net Operating Income from the Unencumbered Asset Pool (excluding any Leased Assets) determined for the preceding fiscal quarter divided by the Implied Debt Service.

Consolidated Unsecured Debt Yield.  The quotient (expressed as a percentage) of Adjusted Net Operating Income from the Unencumbered Asset Pool (excluding any Leased Assets) divided by Unsecured Debt.

Construction In Process.  Costs incurred for any build-outs, redevelopment, construction, or tenant improvements of a Data Center Property that is not a Development Property.

Conversion/Continuation Request.  A notice given by Borrowers to the Agent in the form of Exhibit I hereto of its election to convert or continue an Advance in accordance with § 4.1.

Data Center Property.  Any asset that operates or is intended to operate, at least in part, as a telecommunications infrastructure building or an information technology infrastructure building.  For the avoidance of doubt, the facility located at 55 S. Market Street, San Jose, California 95113, shall be considered a Data Center Property.

Debtor Relief Laws.  The Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally

Default.  See § 12.1.

Default Rate.  See § 4.12.

Defaulting Lender.  Subject to § 14.16(b), any Lender that (a) has failed to (i) fund all or any Advance (or portion thereof) within two (2) Business Days of the date such Advance was required to be funded hereunder unless such Lender notifies the Agent and Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified Borrowers or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or Borrowers, to confirm in writing to the Agent and Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent, in consultation with Parent Borrower, that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to § 14.16(b)) upon delivery of written notice of such determination to Parent Borrower and each Lender.

Delayed Draw Period.  See § 2.1(b).

Derivatives Contract.  Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.  Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value.  In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement applicable to such Derivatives Contract(s), (a) for any date on or after the date such Derivatives Contracts have been closed out or terminated and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market quotations or other valuations provided by any recognized dealer in, or the counterparty to, such Derivatives Contract(s) (which, in either case, may include the Agent or any Lender).

Development Property.  Real Estate currently under development that has not become a Stabilized Property or on which the improvements related to the development have not been completed, provided that such a Development Property on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenant improvements) for at least eighteen (18) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not become a Stabilized Property, and shall be considered a Stabilized Property for the purposes of the calculation of Gross Asset Value.  For purposes of this definition, it is acknowledged and agreed that the property owned by CoreSite Coronado Stender, L.L.C. and the buildings to be developed and/or redeveloped at such property shall be deemed a “Development Property” and as portions of this become complete and a Stabilized Property, for purposes of calculation for remaining development value of Gross Asset Value, the same method of calculation shall be implemented as applied when the property owned by CoreSite Real Estate 2901 Coronado, L.L.C. became completed and a Stabilized Property.

Distribution.  Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Parent Borrower or a Subsidiary Borrower, now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Parent Borrower or a Subsidiary Borrower now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent Borrower or a Subsidiary Borrower now or hereafter outstanding.

Dollars or $.  Dollars in lawful currency of the United States of America.

Domestic Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Advances.

Drawdown Date.  The date on which any Advance is made or is to be made, and the date on which any Advance which is made prior to the Maturity Date, is converted in accordance with § 4.1.

EBITDA.  With respect to a Person for any period (without duplication):  The net income (or loss), excluding the effects of straight lining of rents and acquisition lease accounting,  before (i) interest, income taxes, depreciation, and amortization expense, as reported by such Person and its Subsidiaries on a consolidated basis in accordance with GAAP and (ii) any other non-cash expense to the extent not actually paid as a cash expense (including any expense associated with asset retirement obligation under GAAP).  EBITDA shall exclude extraordinary gains and losses (including but not limited to gains (and loss) on the sale of assets) and distributions to minority owners.  EBITDA attributable to equity interests shall be excluded but EBITDA shall include a Person’s Equity Percentage of net income (or loss) from Unconsolidated Affiliates plus its Equity Percentage of interest, depreciation and amortization expense from Unconsolidated Affiliates.

Eligible Assignee.  While any Event of Default is in existence, any Person, and at all other times, any of (a) a commercial bank or other financial institution organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; or (e) any Lender Affiliate or a Related Fund of a Lender.  For the purposes hereof, “Lender Affiliate” shall mean, (i) with respect to any Person who would otherwise be an Eligible Assignee under clauses (a) - (d), above (a “Qualified Assignee”), an Affiliate of such Qualified Assignee which is an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business, with sufficient assets to meet its funding obligations hereunder, and is administered (including as placement agent therefor) or managed by a Qualified Assignee or an Affiliate of such Qualified Assignee and (ii) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit, with sufficient assets to meet its funding obligations hereunder, and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor (i.e., a Related Fund of such Lender).  Further, for the purposes hereof, “Related Fund” shall mean, with respect to a Lender, a fund that invests in loans, any other such fund managed by the same investment advisor as such Lender or by an Affiliate of such Lender or such advisor with sufficient assets to meet its funding obligations hereunder.  Notwithstanding the foregoing, (i) no Borrower or any affiliate of Borrowers or the REIT shall be an Eligible Assignee and (ii) no Defaulting Lender or any of its Affiliates shall be an Eligible Assignee.

Eligible Real Estate.  Real Estate:

(a)           which is (i) wholly-owned in fee, (ii) leased under a ground lease acceptable to the Required Lenders in their reasonable discretion, or (iii) a Leased Asset with a remaining term (including of right tenant extensions) of at least twenty years and is otherwise acceptable to the Required Lenders in their reasonable discretion, in each instance with such easements, rights-of-way, and other similar appurtenances required for the operation of the fee or leasehold property, by Parent Borrower or a Subsidiary Borrower;

(b)           which is located within the 50 States of the United States or the District of Columbia;

(c)           which is improved by an income-producing Data Center Property and designated as a Stabilized Property;

(d)           as to which all of the representations set forth in § 6 of this Agreement concerning Eligible Real Estate Assets are true and correct except as would not reasonably be expected to result in a Material Adverse Effect;

(e)           as to which the Agent has received and approved (such approval not to be unreasonably withheld) all Eligible Real Estate Qualification Documents, or will receive and approve (such approval not to be unreasonably withheld) them prior to inclusion of such Real Estate in the Unencumbered Asset Pool; and

(f)            as to which, notwithstanding anything to the contrary contained herein, but subject to the last sentence of § 5.1(a), the Agent has approved for inclusion in the Unencumbered Asset Pool, such approval not to be unreasonably withheld.

Eligible Real Estate Asset.  (i) On the Closing Date, the Eligible Real Estate set forth on Schedule 1.3 and (ii) any Real Estate that is included in the Unencumbered Asset Pool from time to time pursuant to Article V of this Agreement.  For purposes of this definition, it is acknowledged and agreed that the Wilshire Property which is a Leased Asset shall be deemed an “Eligible Real Estate Asset”.

Eligible Real Estate Qualification Documents.  See Schedule 1.2 attached hereto.

Employee Benefit Plan.  Any employee benefit plan within the meaning of § 3(3) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

Environmental Laws.  Means all applicable past (which have current effect), present or future federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, or any legally binding judicial or administrative interpretations thereof, and the legally binding requirements of any governmental agency or authority having jurisdiction with respect thereto, applicable to pollution, the regulation or protection of the environment, the health and safety of persons and property (with respect to exposure to Hazardous Substances) and shall include, but not be limited to, all orders, decrees, judgments and rulings imposed through any public or private enforcement proceedings, relating to the existence, use, discharge, release, containment, transportation, generation, storage, management or disposal of Hazardous Substances.  Environmental Laws presently include, but are not limited to, the following laws:  Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. Section 1801 et seq.), the Public Health Service Act (42 U.S.C. Section 300(f) et seq.), the Pollution Prevention Act (42 U.S.C. Section 13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Clean Water Act (33 U.S.C. Section 1251 et seq.), The Federal Clean Air Act (42 U.S.C. Section 7401 et seq.), and the applicable laws and regulations of the State in which the Property is located.

Equity Interests.  With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Offering.  The issuance and sale after January 3, 2013 by Parent Borrower or any of its Subsidiaries or REIT of any equity securities of such Person.

Equity Percentage.  The aggregate ownership percentage of a Borrower or their respective Subsidiaries in each Unconsolidated Affiliate.

ERISA.  The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate.  Any Person which is treated as a single employer with Parent Borrower or its Subsidiaries under Section 414 of the Code.

ERISA Reportable Event.  A reportable event with respect to a Guaranteed Pension Plan within the meaning of Section 4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Event of Default.  See § 12.1.

Existing Credit Agreement.  That certain Second Amended and Restated Credit Agreement dated as of January 3, 2013 by and among CoreSite, L.P., as parent borrower, CoreSite Real Estate 70 Innerbelt, L.L.C., CoreSite Real Estate 900 N. Alameda, L.L.C., CoreSite Real Estate 2901 Coronado, L.L.C., CoreSite Real Estate 1656 McCarthy, L.L.C., CoreSite Real Estate 427 S. LaSalle, L.L.C., CoreSite Coronado Stender, L.L.C., CoreSite Real Estate 12100 Sunrise Valley Drive L.L.C., CoreSite Real Estate 2115 NW 22nd Street, L.L.C., and CoreSite One Wilshire, L.L.C., as subsidiary borrowers, Keybank National Association, as agent, and the lenders named therein, as amended, restated, extended, supplemented and otherwise modified from time to time and as refinanced and replaced from time to time, to the extent such refinancing or replacement is designated by Borrowers in writing to the Agent as a refinancing or replacement of the Existing Credit Agreement.

Facility Availability.  From time to time, the lesser of (a) the Total Commitment, or (b) the Unencumbered Asset Pool Availability.

FATCA.  Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the foregoing.

Federal Funds Effective Rate.  For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of Cleveland on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.”

Fund.  Any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

Funds from Operations.  With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with NAREIT guidelines, excluding losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.  Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis.

GAAP.  Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied.

Governmental Authority.  The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Gross Asset Value.  On a consolidated basis for Parent Borrower and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):

(i)            the Capitalized Value of any Stabilized Properties (other than the Leased Assets) owned by Parent Borrower or any of its Subsidiaries; plus

(ii)                                  for the Leased Assets, the Adjusted Net Operating Income of the Leased Assets multiplied by eight (8);

(iii)                               the book value determined in accordance with GAAP of all Development Properties and Construction In Process with respect to Real Estate owned or leased by Parent Borrower or any of its Subsidiaries; plus

(iv)                              the aggregate amount of:  (x) all Unrestricted Cash and Cash Equivalents of Parent Borrower and its Subsidiaries and (y) Specified Restricted Cash and Cash Equivalents of Parent Borrower and its Subsidiaries, as of the date of determination; plus

(v)                                 the book value determined in accordance with GAAP of Land Assets of Parent Borrower and its Subsidiaries.

Gross Asset Value will be adjusted, as appropriate, for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination.  In Parent Borrower’s discretion, any Development Property which becomes a Stabilized Property and all newly acquired properties may be valued at GAAP book value for up to ninety (90) days, with such properties thereafter being included in the calculation of Gross Asset Value in accordance with subsections (i)—(iv) above.  All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations.  Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Data Center Property.  Gross Asset Value will be adjusted to include an amount equal to Parent Borrower’s or any of its Subsidiaries’ pro rata share (based upon such Person’s Equity Percentage in such Unconsolidated Affiliate) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate.

Guaranteed Pension Plan.  Any employee pension benefit plan within the meaning of Section 3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guaranty.  That certain Guaranty dated as of the date hereof executed by the REIT in favor of the Agent and the Lenders.

Hazardous Substances.  Mean and include (i) asbestos, flammable materials, explosives, radioactive substances, polychlorinated biphenyls, other carcinogens, oil and other petroleum products, radon gas, urea formaldehyde; (ii) chemicals, gases, solvents, pollutants or contaminants that could be a detriment or pose a danger to the environment or to the health or safety of any person; and (iii) any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, by-laws, rules, regulations, codes or ordinances or any legally binding judicial or administrative interpretation thereof in concentrations which violate Environmental Laws.

Implied Debt Service.  On any date of determination, an amount equal to the greater of (1) the annual principal and interest payment sufficient to amortize in full during a thirty (30) year period, a loan in an amount equal to the Unsecured Debt as of such date, calculated using an interest rate equal to the then current annual yield on ten (10) year obligations issued by the United States Treasury most recently prior to the date of determination as determined by the Agent plus three and one quarter percent (3.25%), (2) the actual annual interest expense of Borrowers under this Agreement based on the weighted average of interest rates then in effect under this Agreement, or (3) an annual debt service constant of 8%.

Increase Notice.  See § 2.11(a).

Indebtedness.  With respect to a Person, at the time of computation thereof, all of the following (without duplication):  (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Capitalized Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests) (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount not in excess of the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability until a claim is made and an action is commenced with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person.  “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to ASC 805, as codified by the Financial Accounting Standards Board in June of 2009, and shall be adjusted to remove (a) the impact from Asset Retirement Obligations pursuant to ASC 410, as codified by the Financial Accounting Standards Board in June of 2009, and (b) any potential impact from the exposure draft issued by the Financial Accounting Standards Board in August of 2010 related to Leases (Topic 840).

Information.  See § 18.7

Initial Advance.  An advance of the Loan from Lenders to Borrowers on the Closing Date, which shall be a LIBOR Advance, in a principal amount equal to $100,000,000.

Interest Expense.  For any period with respect to Parent Borrower and its Subsidiaries, without duplication, (a) interest (whether accrued or paid) actually payable (without duplication), excluding non-cash interest expense but including capitalized interest not funded under a construction loan, together with the interest portion of payments actually payable on Capitalized Leases, plus (b) Parent Borrower’s and its respective Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period.

Interest Payment Date.  As to each Base Rate Advance, the fifth (5th) day of each calendar month and as to each LIBOR Rate Advance, the last day of the Interest Period with respect thereto.

Interest Period.  With respect to each LIBOR Rate Advance (a) initially, the period commencing on the Drawdown Date of such LIBOR Rate Advance and ending one, two, three or six months thereafter (subject to availability from each Lender), and (b) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Advance and ending on the last day of one of the periods set forth above, as selected by Borrowers in a Loan Request or Conversion/Continuation Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i)                                     if any Interest Period with respect to a LIBOR Rate Advance would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London, England;

(ii)                                  if Borrowers shall fail to give notice as provided in § 4.1, Borrowers shall be deemed to have requested a continuation of the affected LIBOR Rate Advance as a LIBOR Rate Advance on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of § 4.1(c);

(iii)                               any Interest Period pertaining to a LIBOR Rate Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; and

(iv)                              no Interest Period relating to any LIBOR Rate Advance shall extend beyond the Maturity Date, as applicable.

Investments.  With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms.  In determining the aggregate amount of Investments outstanding at any particular time:  (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

Joinder Agreement.  The Joinder Agreement with respect to this Agreement and the Notes to be executed and delivered pursuant to § 5.3 by any Additional Subsidiary Borrower, such Joinder Agreement to be substantially in the form of Exhibit C hereto.

Land Assets.  Land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

Leased Assets.  Real Estate (or a portion thereof) leased by a Borrower or a Subsidiary under a lease which does not constitute a ground lease.

Leased Asset NOI Amount.  The Adjusted Net Operating Income of each Leased Asset in the Unencumbered Asset Pool multiplied by four (4).

Leased Rate.  With respect to Real Estate at any time, the ratio, expressed as a percentage, of (a) the Net Rentable Area of such Real Estate actually leased by tenants that are not affiliated with Borrowers and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no default has occurred and has continued unremedied for thirty (30) or more days to (b) the aggregate Net Rentable Area of such Real Estate.

Leases.  Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Legal Requirements.  All applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lender Offer Notice.  See § 18.9.

Lenders.  RBC, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to § 18 (but not including any participant as described in § 18).

Letter of Credit Liabilities.  As defined in the Existing Credit Agreement.

LIBOR.  For any LIBOR Rate Advance for any Interest Period, the rate published on Reuters LIBOR01 page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time), two LIBOR Business Days prior to the commencement of such Interest Period, with a term equivalent to such Interest Period or if such published rate is not available at such time for any reason, then LIBOR for such Interest Period shall be the rate per annum determined by the Agent to be the rate at which deposits for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Advance or Advances being made, continued or converted by RBC and with a term equivalent to such Interest Period would be offered by RBC’s London Branch to major banks in the London interbank LIBOR market at their request at approximately 11:00 a.m. (London time), two LIBOR Business Days prior to the commencement of such Interest Period.  For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Advances shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Business Day.  Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office.  Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Advances.

LIBOR Rate Advances.  Advances bearing interest calculated by reference to LIBOR.

Lien.  See § 8.2.

Loan Documents.  This Agreement, the Notes, the Guaranty, and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of Borrowers in connection with the Loan (excluding, for the avoidance of doubt, any Derivatives Contract).

Loan Request.  See § 2.7.

Loan.  The loan to be made by the Lenders hereunder comprised of the Advances.  The Loan shall be made in Dollars.

Management Agreements.  Written agreements providing for the management of the Eligible Real Estate Assets or any of them.

Material Adverse Effect.  A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of Parent Borrower and its Subsidiaries considered as a whole; (b) the ability of Parent Borrower or any Subsidiary Borrower to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the material rights or remedies of the Agent or the Lenders thereunder.

Maturity Date.  January 31, 2019 or such earlier date on which the Loan shall become due and payable pursuant to the terms hereof.

Moody’s.  Moody’s Investor Service, Inc.

Multiemployer Plan.  Any multiemployer plan within the meaning of Section 3(37) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate.

Net Income (or Loss).  With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds.  The gross cash proceeds received by Parent Borrower or any of its Subsidiaries or REIT as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by Parent Borrower or such Subsidiary or REIT in connection therewith.

Net Operating Income.  For any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area reimbursements and other income for such Real Estate for such period received in the ordinary course of business from tenants in occupancy (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (excluding general overhead expenses of Parent Borrower and its Subsidiaries and any asset management fees), minus (c)  management expenses of such Real Estate equal to three percent (3.0%) of the gross revenues from such Real Estate, minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants in default of obligations under their lease or with respect to leases as to which the tenant or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding unless such tenant has expressly assumed its obligations under the applicable lease in such proceeding.

Net Rentable Area.  With respect to any Real Estate, the “Net Rentable Operating Square Footage” as defined in REIT’s most recent Form 10-K.

Non-Consenting Lender.  See § 18.9.

Non-Excluded Taxes.  See § 4.4(b).

Non-Recourse Exclusions.  With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Estate securing such Non-Recourse Indebtedness, or (iii) arise from the presence of Hazardous Substances on the Real Estate securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), or (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document).

Non-Recourse Indebtedness.  Indebtedness of Parent Borrower, its Subsidiaries or an Unconsolidated Affiliate which is secured by one or more parcels of Real Estate (other than an Eligible Real Estate Asset) or interests therein or equipment and which is not a general obligation of Parent Borrower or such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of Parent Borrower or its Subsidiaries or an Unconsolidated Affiliate for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the amount of any Non-Recourse Exclusions which are the subject of a claim and action shall not be included in the Non-Recourse Indebtedness but shall constitute recourse Indebtedness.  Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Parent Borrower that is not a Subsidiary Borrower or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of Borrowers and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).

Note.  A promissory note made by Borrowers in favor of a Lender evidencing the Advances made by such Lender, substantially in the form of Exhibit A hereto.

Notice.  See § 19.

Obligations.  The term “Obligations” shall mean and include:

A.                                    The payment of the principal sum, interest at variable rates, charges and indebtedness evidenced by the Notes including any extensions, renewals, replacements, increases, modifications and amendments thereof, in the original aggregate amount of up to ONE HUNDRED MILLION DOLLARS ($100,000,000) given by Borrowers to the order of the respective Lenders, as such amount may be increased in accordance with the provisions of § 2.11 hereof;

B.                                    The payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by Borrowers under and pursuant to this Agreement or the other Loan Documents;

C.                                    The payment of all costs, expenses, legal fees and liabilities incurred by the Agent and the Lenders in connection with the enforcement of any of the Agent’s or any Lender’s rights or remedies under this Agreement or the other Loan Documents, or any other instrument, agreement or document which evidences any other obligations therefor, whether now in effect or hereafter executed;

D.                                    The payment, performance, discharge and satisfaction of all other liabilities and obligations of any Borrower to the Agent or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation express or implied upon the generality of the foregoing, each liability and obligation of any Borrower under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Agreement or any other Loan Document or executed in connection with the transactions contemplated by this Agreement or any other Loan Document; and

E.                                     Any Approved Derivatives Contract.

OFAC.  Office of Foreign Assets Control of the Department of the Treasury of the United States of America.

Off-Balance Sheet Obligations.  Liabilities and obligations of Parent Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which Parent Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Parent Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which Parent Borrower is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefore having jurisdiction over Parent Borrower).  As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 C.F.R. pts. 228, 229 and 249).

Outstanding.  With respect to the Advances, the aggregate unpaid principal thereof as of any date of determination.

Patriot Act.  The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC.  The Pension Benefit Guaranty Corporation created by Section 4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens.  Liens, security interests and other encumbrances permitted by § 8.2.

Person.  Any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets.  Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Potential Unencumbered Asset.  Any property of Parent Borrower or a Subsidiary Borrower which is not at the time included in the Unencumbered Asset Pool and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate in accordance with § 5.1.

Preferred Distributions.  For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by Parent Borrower or any of its Subsidiaries or REIT.  Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; or (b) paid or payable to Parent Borrower or any of its Subsidiaries.

Preferred Securities.  With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Pricing Level.  Such term shall have the meaning established within the definition of Applicable Margin.

Proposed Modification.  See § 27.

RBC.  As defined in the preamble hereto.

Real Estate.  All real property at any time owned or leased (as lessee or sublessee) by a Borrower or any of their respective Subsidiaries, including, without limitation, the Eligible Real Estate Assets.

Recourse Indebtedness.  As of any date of determination, any Indebtedness (whether secured or unsecured) which is recourse to Parent Borrower or any of its Subsidiaries.  Recourse Indebtedness shall not include Non-Recourse Indebtedness.

Register.  See § 18.2.

REIT.  CoreSite Realty Corporation, a Maryland corporation, general partner of Parent Borrower and guarantor of the Obligations pursuant to the Guaranty.

REIT Status.  With respect to a Person, its status as a real estate investment trust as defined in Section 856(a) of the Code.

Release.  See § 6.20(c)(iii).

Rent Roll.  A report prepared by Borrowers showing for each Eligible Real Estate Asset owned or leased by Borrowers, its occupancy, tenants, lease expiration dates, lease rent and other information in substantially the form presented to the Agent on or prior to the date hereof.

Replacement Lender.  See § 18.9.

Required Lenders.  As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty six and 7/10 percent (66.7%) of the Total Commitment; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Reserve Percentage.  For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over the Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for the Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revolver Facility Availability.  The “Facility Availability” as defined in the Existing Credit Agreement.

Revolver Loans.  The “Loans” as defined in the Existing Credit Agreement.

Revolver Provisions.  See § 27.

Revolver Unencumbered Asset Pool.  The “Unencumbered Asset Pool” as defined in the Existing Credit Agreement.

SEC.  The federal Securities and Exchange Commission.

Secured Debt.  With respect to Borrowers or any of their Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien.

S&P.  Standard & Poor’s Financial Services LLC, a division of McGraw-Hill Financial, Inc.

Specified Restricted Cash and Cash Equivalents.  As of any date of determination, the sum of (a) the aggregate amount of cash and (b) the aggregate amount of Cash Equivalents (valued at fair market value), where the specified asset is subject to an escrow, reserve, Lien or claim in favor of a Person solely with respect to, and associated with, Indebtedness not prohibited hereunder.

Stabilized Property.  A completed project that has achieved a Leased Rate of at least seventy-five percent (75%), provided that a Development Property on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenant improvements) for at least eighteen (18) months shall constitute a Stabilized Property.  Additionally, any Development Property which has a Capitalized Value exceeding or equal to its undepreciated GAAP book value shall constitute a Stabilized Property.  Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

State.  A state of the United States of America and the District of Columbia.

Subsidiary.  For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Borrower Unencumbered Assets.  See § 5.1(a).

Subsidiary Borrowers.  CoreSite Real Estate 70 Innerbelt, L.L.C., a Delaware limited liability company, CoreSite Real Estate 900 N. Alameda, L.L.C., a Delaware limited liability company, CoreSite Real Estate 2901 Coronado, L.L.C., a Delaware limited liability company , CoreSite Real Estate 1656 McCarthy, L.L.C., a Delaware limited liability company, CoreSite Real Estate 427 S. LaSalle, L.L.C., a Delaware limited liability company, CoreSite Coronado Stender, L.L.C., a Delaware limited liability company, CoreSite Real Estate 12100 Sunrise Valley Drive L.L.C., a Delaware limited liability company, CoreSite Real Estate 2115 NW 22nd Street, L.L.C., a Delaware limited liability company, CoreSite One Wilshire, L.L.C., a Delaware limited liability company and any Additional Subsidiary Borrower that is the direct or indirect owner of an Eligible Real Estate Asset.

Survey.  An instrument survey of each parcel of Eligible Real Estate Asset prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall show that all buildings and structures are within the lot lines of the Eligible Real Estate Asset and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be Permitted Liens or otherwise acceptable to the Agent in its reasonable discretion), and shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets.

Taxes.  Any present or future taxes, levies, imposts, duties, charges, fees, or similar deductions or withholdings that are imposed by any Governmental Authority.

The Carlyle Group.  Collectively, Carlyle Realty Partners II, L.P., Carlyle Realty Partners III, L.P., Carlyle Realty Partners IV, L.P., Carlyle Realty Partners V, L.P. and Carlyle Partners II, L.P., and each of their respective Affiliates (other than their respective portfolio companies).

Titled Agents.  The Arrangers and the Syndication Agent.

Title Insurance Company.  Any nationally-recognized title insurance company or companies selected by Parent Borrower or any other title insurance company or companies selected by Parent Borrower and reasonably approved by the Agent.

Title Policy.  An ALTA standard form owner’s title insurance policy (or, if such form is not available, an equivalent form of owner’s title insurance policy), or a title report as of a recent date, in each case, issued by a Title Insurance Company showing that the applicable Borrower holds marketable fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to Permitted Liens and any other encumbrances acceptable to the Agent in its reasonable discretion.

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time as set forth on Schedule 1.1.  The Total Commitment may increase in accordance with § 2.11.

Transferred Interest.  See § 18.9.

Type.  As to any Advance, its nature as a Base Rate Advance or a LIBOR Rate Advance.

Unconsolidated Affiliate.  In respect of any Person, any other Person in whom such Person holds an Investment, (a) whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

Unconsolidated Subsidiary.  In respect of any Person, any other Person in whom such Person holds an Investment, whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.

Unencumbered Asset Pool.  All of the Eligible Real Estate Assets.

Unencumbered Asset Pool Availability.  The Unencumbered Asset Pool Availability shall be the amount which is the least of (a) the maximum principal amount which would not cause the Unsecured Debt to be greater than the Unencumbered Asset Pool Value, (b) the aggregate of (i) the maximum principal amount which would not cause the Consolidated Unsecured Debt Service Coverage Ratio to be less than 1.75 to 1:00, plus (ii) the Leased Asset NOI Amount, and (c) the aggregate of (i) the maximum principal amount which would not cause the Consolidated Unsecured Debt Yield to be less than fourteen percent (14%), plus (ii) the Leased Asset NOI Amount; provided further that the Unencumbered Asset Pool Availability resulting from Eligible Real Estate Assets which are ground leases and/or Leased Assets shall not at any time exceed thirty percent (30%) of the sum of (x) the Facility Availability plus (y) the Revolver Facility Availability.

Unencumbered Asset Pool Value.  The aggregate of (a) .60 multiplied by the Capitalized Value of the Unencumbered Asset Pool (excluding the Leased Assets), plus (b) the Leased Asset NOI Amount.

Unhedged Variable Rate Debt.  Any Indebtedness with respect to which the interest is not fixed (or hedged to a fixed rate) or capped for the entire term of such Indebtedness to maturity.

Unrestricted Cash and Cash Equivalents.  As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value).  As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or claims of any kind in favor of any Person.

Unsecured Debt.  Indebtedness of Borrowers and their Subsidiaries outstanding at any time which is not Secured Debt.

Wholly Owned Subsidiary.  As to Parent Borrower, any Subsidiary of Parent Borrower that is directly or indirectly owned 100% by Parent Borrower.

Wilshire Property.  The premises leased by CoreSite One Wilshire, L.L.C. (f/k/a CRG West One Wilshire, L.L.C.) in the building located at 624 S. Grand Avenue, Los Angeles, California pursuant to that certain lease dated August 1, 2007  entered into between CRG West One Wilshire, L.L.C. as tenant and Hines Reit One Wilshire LP as landlord.

§ 1.2       Rules of Interpretation.

(a)           A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)           The singular includes the plural and the plural includes the singular.

(c)           A reference to any law includes any amendment or modification of such law.

(d)           A reference to any Person includes its permitted successors and permitted assigns.

(e)           Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)            The words “include”, “includes” and “including” are not limiting.

(g)           The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)           All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)            Reference to a particular “§”, refers to that § of this Agreement unless otherwise indicated.

(j)            The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular Section or subdivision of this Agreement.

(k)           In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to § 7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Borrowers or the Agent, Borrowers, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of Borrowers as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment.  Until such time as such amendment shall have been executed and delivered by Borrowers, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

SECTION 2

MAKING OF THE LOAN

§ 2.1       The Loan.  (a) Subject to the terms and conditions set forth in this Agreement, on the Closing Date each Lender severally and not jointly agrees to make the Initial Advance to Borrowers pro rata based on its Commitment Percentage.

(b)           Subject to the terms and conditions set forth in this Agreement, Borrowers may request additional Advances of the Loan; provided, however, that except as otherwise provided in § 2.11, (i) if requested, the full amount of the Loan must be advanced no later than May 31, 2014 (such 120 day period, the “Delayed Draw Period”), (ii) Borrowers shall not be entitled to more than one such Advance and (iii) Borrowers shall be entitled to request an Advance in connection with the effectiveness of each Commitment Increase provided pursuant to § 2.11 and such Advances shall be disregarded for purposes of the one Advance limit referenced in clause (ii) above.  Subject to the terms and conditions set forth in this Agreement, including that Borrowers have satisfied all applicable conditions to any such subsequent Advance, each Lender severally and not jointly agrees to make such Advance to Borrowers pro rata based on its Commitment Percentage.  Once repaid, any principal amount of the Loan may not be reborrowed.  Any unfunded Commitments of the Lenders existing as of the close of business on the last day of the Delayed Draw Period shall terminate and shall not be available to be drawn thereafter.

§ 2.2       [Intentionally Omitted].

§ 2.3       [Intentionally Omitted].

§ 2.4       [Intentionally Omitted].

§ 2.5       [Intentionally Omitted].

§ 2.6       Interest.

(a)           Each Base Rate Advance shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Base Rate Advance is repaid or converted to a LIBOR Rate Advance at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Base Rate Advances.

(b)           Each LIBOR Rate Advance shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for LIBOR Rate Advances.

(c)           Borrowers promise to pay interest on each Advance in arrears on each applicable Interest Payment Date with respect thereto.

(d)           Base Rate Advances and LIBOR Rate Advances may be converted to Advances of the other Type as provided in § 4.1.

(e)           [Intentionally Omitted].

(f)            If, as a result of any restatement of or other adjustment to the financial statements of Borrowers (excluding any restatements or adjustments resulting from a change in GAAP or other accounting methodology, legislation or standards) or other miscalculation verified by both Borrowers and the Lenders, acting reasonably and in good faith,  Borrowers or the Lenders determine that (i) the Consolidated Total Indebtedness to Gross Asset Value as calculated as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Indebtedness to Gross Asset Value would have resulted in higher pricing for such period, Borrowers shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  Borrowers’ obligations under this paragraph shall survive until the termination of the aggregate Commitments and the repayment of all other Borrowers’ Obligations hereunder.

§ 2.7       Requests for Advance.  Borrowers shall give to the Agent written notice executed by an Authorized Officer in the form of Exhibit C hereto (or telephonic notice confirmed in writing in the form of Exhibit C hereto) of each Advance requested hereunder (a “Loan Request”) by 1:00 p.m. (Eastern time) one (1) Business Day prior to the proposed Drawdown Date with respect to Base Rate Advances and three (3) Business Days prior to the proposed Drawdown Date with respect to LIBOR Rate Advances, unless, with respect to the Initial Advance only, the timing of such notice is waived or reduced by the Agent in its sole discretion.  Each such notice shall specify with respect to the requested Advance the proposed principal amount of such Advance, the Type of Advance, the initial Interest Period (if applicable) for such Advance and the Drawdown Date.  Promptly upon receipt of any such notice, the Agent shall notify each of the Lenders thereof.  Each Loan Request shall be irrevocable and binding on Borrowers and shall obligate Borrowers to accept the Advance requested from the Lenders on the proposed Drawdown Date.  Nothing herein shall prevent Borrowers from seeking recourse against any Lender that fails to advance its proportionate share of a requested Advance as required by this Agreement.  Each Loan Request shall be, subject to § 2.1(b), (a) for Base Rate Advances in a minimum aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; or (b) for LIBOR Rate Advances in a minimum aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof; provided, however, that there shall be no more than ten (10) LIBOR Rate Advances outstanding at any one time.

§ 2.8       Funds for Advances.

(a)           Not later than 3:00 p.m. (Eastern time) on the proposed Drawdown Date of any Advance, each of the Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Advance which may be disbursed pursuant to § 2.1.  Upon receipt from each such Lender of such amount, and upon receipt of the documents required by § 10 and § 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to Borrowers the aggregate amount of such Advance made available to the Agent by the Lenders by crediting such amount to the account of Borrowers maintained at the Agent’s Head Office.  The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Advance shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Commitment Percentage of any requested Advance, including any additional Advance that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Lender so failing or refusing.  In the event of any such failure or refusal, the Lenders not so failing or refusing shall be entitled to a priority secured position as against the Lender or

Lenders so failing or refusing to make available to Borrowers the amount of its or their Commitment Percentage for such Advances as provided in § 12.5.

(b)           Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to the Agent such Lender’s Commitment Percentage of a proposed Advance, the Agent may in its discretion assume that such Lender has made such Advance available to the Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such portion of the applicable Advance available to Borrowers, and such Lender shall be liable to the Agent for the amount of such portion of the applicable Advance.  If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify Borrowers, and Borrowers shall promptly pay such corresponding amount to the Agent.  The Agent shall also be entitled to recover from the Lender or Borrowers (without duplication), as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to Borrowers to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from Borrowers at the applicable rate for such Advance or (ii) from a Lender at the Federal Funds Effective Rate.

§ 2.9       Use of Proceeds.  Borrowers will use the proceeds of the Loan solely for working capital and other general corporate purposes, including real estate acquisitions, development, redevelopment, capital expenditures and repayment of Indebtedness.

§ 2.10     [Intentionally Omitted].

§ 2.11     Increase in Total Commitment.

(a)           Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this § 2.11, Borrowers shall have the option at any time and from time to time before the date that is thirty (30) days prior to the Maturity Date to request an increase in the Total Commitment to not more than TWO HUNDRED MILLION DOLLARS ($200,000,000) by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), provided that any such individual increase must be in a minimum amount of $25,000,000 and incremental amounts of $5,000,000 in excess thereof.  Upon receipt of any Increase Notice, the Agent shall consult with Arrangers and shall notify Borrowers of the amount of facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to the Agent or Arrangers pursuant to the Agreement Regarding Fees).  If Borrowers agree to pay the facility fees so determined, then the Agent, Arrangers or Borrowers may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to the Agent, Arrangers and Parent Borrower) to become Lenders and provide additional Commitments and/or one or more existing Lenders to increase their Commitments in an aggregate amount consistent with the Increase Notice.  The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”).  In no event shall any Lender be obligated to provide an additional Commitment.  Any Commitment Increase and the additional Advance in respect of such Commitment Increase (which Advance shall be in such principal amount as shall cause the outstanding Advances of each Lender to be held consistent with its Commitment Percentage after giving effect to the Commitment Increase) to be made by each Lender increasing its Commitment or issuing a new Commitment shall be evidenced by a supplement to this Agreement executed by the Agent, Borrowers and any Lender increasing its Commitment or issuing a new Commitment, which supplement may include such amendments to this Agreement as the Agent deems reasonably necessary or appropriate to implement the transactions contemplated by this § 2.11.

(b)           On the Commitment Increase Date, the Advances then outstanding and such additional Advance shall be combined so that all Lenders (including any Lender issuing a new Commitment)

hold pro rata amounts of the Loan (including such additional Advance) of each Type and Interest Period in their respective Commitment Percentages as determined after giving effect to such additional Advance.

(c)           Upon the effective date of each increase in the Total Commitment pursuant to this § 2.11 the Agent may unilaterally revise Schedule 1.1 and Borrowers shall, if requested by such Lender, execute and deliver to the Agent new Notes for each Lender whose Commitment has changed (or any Lender issuing a new Commitment that has requested a Note) so that the principal amount of such Lender’s Note shall equal its Commitment.  The Agent shall deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be surrendered by such Lenders.  Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Notes.

(d)           Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this § 2.11 shall be conditioned upon satisfaction or waiver of the following conditions precedent which must be satisfied or waived prior to the effectiveness of any increase of the Total Commitment:

(i)            Payment of Activation Fee.  Borrowers shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arrangers such facility fees as the Lenders who are providing an additional Commitment may require to increase the aggregate Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances.  The Arrangers shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and

(ii)           No Default.  On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii)          Representations True.  The representations and warranties made by Borrowers in the Loan Documents or otherwise made by or on behalf of Borrowers in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased; and

(iv)          Additional Documents and Expenses.  Borrowers shall execute and deliver to the Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase, and Borrowers shall pay the cost of any updated UCC searches and any and all intangible taxes or other taxes, assessments or charges or any similar fees, taxes or expenses which are demanded in connection with such increase.

SECTION 3

REPAYMENT OF THE ADVANCES

§ 3.1       Stated Maturity.  Borrowers promise to pay on the Maturity Date the full amount of the Loan outstanding on such date and all of the Advances outstanding on such date shall become absolutely due and payable on the Maturity Date, together with any and all accrued and unpaid interest thereon.

§ 3.2       Mandatory Prepayments.  If at any time the outstanding principal balance of the Revolver Loans, the Loan and the Letter of Credit Liabilities exceeds the Unencumbered Asset Pool

Availability (including, without limitation, as a result of the termination of any ground lease or any lease of a Leased Asset related to an Eligible Real Estate Asset), then Borrowers shall, within ten (10) Business Days after the receipt of notice from the Agent of such occurrence, pay the amount of such excess as a payment of principal to the holder or holders of any Unsecured Debt, together with any additional amounts required to be paid to such holder or holders in connection with such principal payments of Indebtedness.

§ 3.3       Optional Prepayments.

(a)           Each Borrower shall have the right, at its election, to prepay the outstanding amount of the Loan, as a whole or in part, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Advances pursuant to this § 3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to § 4.8.

(b)           Borrowers shall give the Agent, no later than 10:00 a.m. (Eastern time) at least three (3) days prior written notice of any prepayment pursuant to this § 3.3, in each case specifying the proposed date of prepayment of the Loan or portion thereof and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent) and (ii) any such notice may be conditioned upon the consummation of a transaction.

§ 3.4       Partial Prepayments.  Each partial prepayment of the Loan or portion thereof under § 3.3 shall be in a minimum principal amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment.  Each partial payment under § 3.2 and § 3.3 shall be applied first to the principal of Base Rate Advances, and then to the principal of LIBOR Rate Advances.

§ 3.5       Effect of Prepayments.  Amounts of the Loan prepaid under § 3.2 and § 3.3 prior to the Maturity Date may not be reborrowed.

SECTION 4

CERTAIN GENERAL PROVISIONS

§ 4.1       Conversion Options.

(a)           Borrowers may by notice to the Agent in the form of Exhibit I hereto elect from time to time to convert any of the outstanding Advances to Advances of another Type and such Advances shall thereafter bear interest as a Base Rate Advance or a LIBOR Rate Advance, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Advance to a Base Rate Advance, Borrowers shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Advance unless Borrowers pay Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Advance to a LIBOR Rate Advance, Borrowers shall give the Agent at least three (3) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Advance, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and, after giving effect to the making of such Advance, there shall be no more than ten (10) LIBOR Rate Advances outstanding at any one time; and (iii) no Advance may be converted into a LIBOR Rate Advance when any Default or Event of Default has occurred and is continuing.  All or any part of the outstanding Advances of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Advance in a principal amount of less than $1,000,000 or an integral multiple of $100,000 in excess thereof or a LIBOR Rate Advance in a principal amount of less than $1,000,000 or an integral multiple of $250,000 in excess thereof.  On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such

Advances to its Domestic Lending Office or its LIBOR Lending Office, as the case may be.  Each Conversion/Continuation Request relating to the conversion of a Base Rate Advance to a LIBOR Rate Advance shall be irrevocable by Borrowers.

(b)           Any LIBOR Rate Advance may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by Borrowers with the terms of § 4.1; provided that no LIBOR Rate Advance may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Advance on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)           In the event that Borrowers do not notify the Agent of their election hereunder with respect to any LIBOR Rate Advance, such Advance shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Advance for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Maturity Date, in which case such Advance shall be automatically converted to Base Rate Advances at the end of the applicable Interest Period.

§ 4.2       Fees.  Borrowers agree to pay to RBC and the Arrangers for their own account certain fees for services rendered or to be rendered in connection with the Loan as provided pursuant to the Agreement Regarding Fees.

§ 4.3       [Intentionally Omitted].

§ 4.4       Funds for Payments.

(a)           All payments of principal, interest, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 3:00 p.m. (Eastern time) on the day when due (or such later time as is acceptable to the Agent in the event of a payment in full of all Advances and a termination of Commitments hereunder), in each case in lawful money of the United States in immediately available funds.  To the extent not already paid pursuant to the preceding sentence, the Agent is hereby authorized to charge the accounts of Borrowers with RBC, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Advances and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders under the Loan Documents.  Subject to the foregoing, all payments made to the Agent on behalf of the Lenders, and actually received by the Agent, shall be deemed received by the Lenders on the date actually received by the Agent.

(b)           All payments by Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any Taxes  now or hereafter imposed or levied by the United States of America or any political subdivision thereof or taxing or other authority therein or any jurisdiction from or through which a payment is made by Borrowers, excluding any income Taxes, franchise Taxes imposed in lieu of income Taxes and any Taxes imposed by a jurisdiction as a result of any connection between a Lender and such jurisdiction other than any connection arising solely from executing, delivering, performing its obligations under, or enforcing the Loan Document (“Non-Excluded Taxes”), unless Borrowers are compelled by law to make such deduction or withholding.  If any such obligation is imposed upon Borrowers with respect to any amount payable by Borrowers hereunder or under any of the other Loan Documents, Borrowers will pay to the Agent, for the account of the Lenders or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lenders or the Agent to receive the same net amount which the Lenders or the Agent would have received on such due date had no such obligation been imposed upon Borrowers; provided, however, that Borrowers shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s or Agent’s failure to comply with the requirements of § 4.4(c) or that are withholding Taxes imposed under FATCA; (ii) that are branch profits taxes imposed by the United States or any similar taxes imposed by any other jurisdiction under the laws of which a Lender is organized or in which its applicable lending office is located; or (iii) in the case of a Non-U.S. Lender, that are imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment) to receive additional amounts from Borrowers with respect to such Non-Excluded Taxes pursuant to this § 4.4(b).  Borrowers will deliver promptly to the Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by Borrowers hereunder or under any other Loan Document.  In the event a Lender receives a refund or credit of any Non-Excluded Taxes paid by Borrowers pursuant to this § 4.4(b), such Lender will pay to Borrowers the amount of such refund or credit (and any interest received with respect thereto) promptly upon receipt thereof; provided that if at any time thereafter such Lender is required to return such refund or credit, Borrowers shall promptly repay to such Lender the amount of such refund or credit, net of any reasonable incremental additional costs.

(c)           Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”), to the extent such Lender is lawfully able to do so, shall provide Borrowers on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrowers, with (x) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and any other such duly executed form(s) or statement(s) (including whether such Lender has complied with the FATCA) which may, from time to time, be prescribed by law and, which, pursuant to applicable provisions of (i) an income tax treaty between the United States and the country of residence of such Lender, (ii) the Code, or (iii) any applicable rules or regulations in effect under (i) or (ii) above, establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents, or (y) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate Regarding Non-Bank Status together with two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by Borrowers to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.  Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c) shall provide Borrowers on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service From W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption.  Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly provide Borrowers two (2) new original copies of  Internal Revenue Service Form W-9, W 8BEN, W 8ECI and/or W-8IMY (or, in each case, any successor form), or a Certificate Regarding Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Code and requested by Borrowers to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents, or notify Borrowers of its inability to deliver any such forms, certificates or other evidence.  The Agent shall deliver to Borrowers (in such number of copies as shall be requested by such Borrowers) on or prior to the date on which the Agent becomes the Agent under this Agreement and, to the extent it remains legally entitled to do so, from time to time thereafter upon the reasonable request of a Borrower, a properly completed and duly executed Internal Revenue Service Form W-9, W-8ECI and/or W-8IMY, which certifies that payments by such Borrower to the Agent are exempt from U.S. withholding Tax. The Agent hereby assumes primary U.S. withholding, backup withholding and information reporting obligations with respect to amounts paid or payable to it by Borrowers under the Loan Documents.

(d)           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Taxes imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Parent Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Parent Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Parent Borrower or the Agent as may be necessary for Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.  Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Parent Borrower and the Agent in writing of its legal inability to do so.

(e)           The obligations of Borrowers to the Lenders under this Agreement shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances:  (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents; (ii)  the existence of any claim, set-off, defense or any right which Borrowers or any of their Subsidiaries or Affiliates may have at any time against the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other Person; (iii)  the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (iv) the occurrence of any Default or Event of Default; and (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of any Lender, as determined by a court of competent jurisdiction.

§ 4.5       Computations.  All computations of interest on the Advances (other than Base Rate Advances at the prime rate, which shall be based on a 365/366-day year as the case may be) and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed.  Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Advances, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.  The Outstanding Advances as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§ 4.6       Suspension of LIBOR Rate Advances.  In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Advances, the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine (or shall receive notice from the Required Lenders that they have determined) that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Advances for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on Borrowers and the Lenders absent manifest error) to Borrowers and the Lenders.  In such event (a) any Loan Request with respect to a LIBOR Rate Advance shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (b) each LIBOR Rate Advance will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Advance, and the obligations of the Lenders to make LIBOR Rate Advances shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify Borrowers and the Lenders.

§ 4.7       Illegality.  Notwithstanding any other provisions herein, if after the date hereof any law, regulation, treaty or directive shall be enacted or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Advances, such Lender shall forthwith give notice of such circumstances to the Agent and Borrowers and thereupon (a) the commitment of the Lenders to make LIBOR Rate Advances shall forthwith be suspended and (b) the LIBOR Rate Advances then outstanding shall be converted automatically to Base Rate Advances on the last day of each Interest Period applicable to such LIBOR Rate Advances or within such earlier period as may be required by law.  Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Borrowers hereunder.

§ 4.8       Additional Interest.  If any LIBOR Rate Advance or any portion thereof is repaid or is converted to a Base Rate Advance for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Advance, or if repayment of the Advances has been accelerated as provided in § 12.1, Borrowers will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages, in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs.  Borrowers understand, agree and acknowledge the following:  (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Advance; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Borrowers have accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs.  Borrowers further agree to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§ 4.9       Additional Costs, Etc.  Notwithstanding anything herein to the contrary, if after the date hereof any applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body charged with the administration or the interpretation thereof and directives and instructions at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)           subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, or the Advances (other than taxes based upon or measured by the gross receipts, income or profits of such Lender or the Agent or its franchise tax), or

(b)           materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on the Loan or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)           impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Borrowers hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)           impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loan, such Lender’s Commitment, or any class of loans or commitments of which any of the Advances or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)            to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining the Loan or any portion thereof or such Lender’s Commitment, or

(ii)           to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment or the Loan, or

(iii)          to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from Borrowers hereunder, then, and in each such case, Borrowers will (and as to clauses (a) and (b) above, subject to the provisions of § 4.4), within thirty (30) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum.  For the avoidance of doubt, the provisions of this § 4.9 shall not apply with respect to Taxes, which shall be governed by § 4.4(b) and § 4.4(c).  Without limiting the generality of the foregoing provisions of this § 4.9, any change applicable to the banking industry as a whole and lenders generally, and not solely to the Agent or a Lender, based on:  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have occurred “after the date hereof” or “after the date of this Agreement” for purposes of this § 4.9.

§ 4.10     Capital Adequacy.  If after the date hereof any Lender determines that (a) the adoption of or change in any law, rule or regulation regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any directive of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Advances to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrowers thereof.  Borrowers agree to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof.  In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender.  Without limiting the generality of the foregoing provisions of this § 4.10, any change applicable to the banking industry as a whole and lenders generally, and not solely to the Agent or a Lender, based on:  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have occurred ‘after the date hereof’ or ‘after the date of this Agreement’ for purposes of this § 4.10.

§ 4.11              Breakage Costs.  Borrowers shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender within fifteen (15) days from receipt of written notice from the Agent.

§ 4.12              Default Interest; Late Charge.  Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loan, the Loan shall bear interest payable on demand at a rate per annum equal to three percent (3.0%) above the interest rate that would otherwise be in effect hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law.  In addition, Borrowers shall pay a late charge equal to three percent (3.0%) of any amount of interest and/or principal payable on the Loan or any other amounts payable hereunder or under the other Loan Documents, which is not paid by Borrowers within ten (10) days of the date when due.

§ 4.13              Certificate.  A certificate setting forth any amounts payable pursuant to § 4.8, § 4.9, § 4.10, § 4.11 or § 4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to Borrowers, shall be presumptively correct in the absence of manifest error.

§ 4.14              Limitation on Interest.  Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among Borrowers, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law.  If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to Borrowers.  All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law.  This section shall control all agreements between or among Borrowers, the Lenders and the Agent.

§ 4.15              Certain Provisions Relating to Increased Costs and Defaulting Lenders.  If a Lender gives notice of the existence of the circumstances set forth in § 4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of § 4.4(b) (as a result of the imposition of withholding taxes on amounts paid to such Lender under this Agreement), § 4.9 or § 4.10, then, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan to eliminate, mitigate or reduce amounts that would otherwise be payable by Borrowers under the foregoing provisions, provided that such action would not be otherwise materially prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; Borrowers agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action.  Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in § 4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of § 4.4(b) (as a result of the imposition of withholding taxes on amounts paid to such Lender under this Agreement), § 4.9 or § 4.10 and following the request of Borrowers has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) is a Defaulting Lender, then, within thirty (30) days after such notice or request for payment or compensation or such Lender became a Defaulting Lender, as applicable, Borrowers shall have the right as to such Affected Lender or Defaulting Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Defaulting Lender, as applicable, to elect to cause the Affected Lender or Defaulting Lender, as applicable, to transfer its Commitment.  The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Defaulting Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Defaulting Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment.  Upon any such purchase of the Commitment of the Affected Lender or Defaulting Lender, as applicable, the Affected Lender’s or Defaulting Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Defaulting Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest.  The purchase price for the Affected Lender’s or Defaulting Lender’s Commitment shall equal any and all amounts outstanding and owed by Borrowers to the Affected Lender or Defaulting Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

SECTION 5

UNENCUMBERED ASSET POOL

§ 5.1                     Addition of Eligible Real Estate Assets.

(a)                                 After the Closing Date, Parent Borrower shall have the right, subject to the consent of the Agent (which consent shall not be unreasonably withheld) and the satisfaction by Parent Borrower of the conditions set forth in this § 5.1, to add Potential Unencumbered Assets to the Unencumbered Asset Pool.  Parent Borrower from time to time after the Closing Date may also request that certain Real Estate of one or more Subsidiary Borrowers (collectively, the “Subsidiary Borrower Unencumbered Assets”) be included as an Eligible Real Estate Asset for the purpose of increasing the Unencumbered Asset Pool Availability.  If Parent Borrower shall request that any Potential Unencumbered Assets or Subsidiary Borrower Unencumbered Asset be added to the “Revolver Unencumbered Asset Pool,” it shall be required to add such Potential Unencumbered Asset or Subsidiary Borrower Unencumbered Asset, as applicable, to the Unencumbered Asset Pool hereunder.  In the event Parent Borrower desires to add additional Potential Unencumbered Assets or Subsidiary Borrower Unencumbered Assets as aforesaid, Parent Borrower shall provide written notice to the Agent of such request (which the Agent shall promptly furnish to the Lenders), together with all documentation and other information reasonably required to permit the Agent to determine whether such Real Estate is Eligible Real Estate.  Thereafter, the Agent shall have ten (10) Business Days from the date of the receipt of such documentation and other information to advise Parent Borrower whether the Agent consents to the acceptance of such Subsidiary Borrower Unencumbered Asset or Potential Unencumbered Asset (which consent shall not be unreasonably withheld).  Notwithstanding the foregoing, no Subsidiary Borrower Unencumbered Asset or Potential Unencumbered Asset shall be included in the Unencumbered Asset Pool unless and until the following conditions precedent shall have been satisfied:

(i)                                     such Subsidiary Borrower Unencumbered Asset or Potential Unencumbered Asset shall be Eligible Real Estate;

(ii)                                  the owner of any Subsidiary Borrower Unencumbered Asset (and any indirect owner of such Subsidiary Borrower) shall have executed a Joinder Agreement and satisfied the conditions of § 5.3;

(iii)                               Parent Borrower or the owner of the Subsidiary Borrower Unencumbered Asset or Potential Unencumbered Asset, as applicable, shall have executed and delivered to the Agent all Eligible Real Estate Qualification Documents and a Compliance Certificate prepared using the financial statements of Parent Borrower most recently provided or required to be provided to the Agent under § 6.4 or § 7.4; and

(iv)                              after giving effect to the inclusion of such Subsidiary Borrower Unencumbered Asset or Potential Unencumbered Asset, each of the representations and warranties made by or on behalf of Borrowers or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the replacement or addition of Eligible Real Estate Assets, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of Parent Borrower to such effect.

Notwithstanding the foregoing, in the event such Subsidiary Borrower Unencumbered Asset or Potential Unencumbered Asset does not qualify as Eligible Real Estate, so long as the conditions set forth in clauses (ii), (iii) and (iv) of this § 5.1 have been satisfied, such Subsidiary Borrower Unencumbered Asset or Potential Unencumbered Asset shall be included in the Unencumbered Asset Pool and shall be deemed Eligible Real Estate so long as the Agent shall have received the prior written consent of each of the Lenders to the inclusion of such Real Estate as an Eligible Real Estate Asset.

(b)                                 Parent Borrower may, at its option, obtain preliminary approval of the Agent of a Subsidiary Borrower Unencumbered Asset or Potential Unencumbered Asset by delivering to the Agent the following with respect to such Subsidiary Borrower Unencumbered Asset or Potential Unencumbered Asset:

(i)                                     a physical description of the Real Estate;

(ii)                                  current rent rolls, historic operating statements and operating and capital budgets (if available to Parent Borrower), and projected operating and near-term capital expenditure budgets for such Real Estate reasonably satisfactory to the Agent;

(iii)                               a current environmental report, a current engineering report and similar information reasonably satisfactory to the Agent; and

(iv)                              a certification to the knowledge of Parent Borrower that such Real Estate will satisfy (or is anticipated to satisfy upon the acceptance of such Real Estate in the Unencumbered Asset Pool) each of the other conditions to the acceptance of Real Estate in the Unencumbered Asset Pool.  The Agent shall have ten (10) Business Days following receipt of all of the foregoing items to grant or deny preliminary approval for such proposed Subsidiary Borrower Unencumbered Asset or Potential Unencumbered Asset.  The Agent shall notify Parent Borrower if and when the Agent has granted such preliminary approval.  In the event that the Agent grants such preliminary approval, Parent Borrower may satisfy the remaining requirements to the acceptance of such Unencumbered Asset as provided in § 5.1(a).  Such Real Estate shall not be included in the calculation of the Unencumbered Asset Pool Availability until the requirements of § 5.1(a) are satisfied.

§ 5.2                     Release of Eligible Real Estate Assets.  Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this § 5.2), and if the conditions set forth in this § 5.2 are not met, upon reasonable approval by the Required Lenders, the Agent shall release an Eligible Real Estate Asset from the Unencumbered Asset Pool upon the request of Parent Borrower subject to and upon the following terms and conditions:

(a)                                 Parent Borrower shall deliver to the Agent written notice of its desire to obtain such release no later than ten (10) days prior to the date on which such release is to be effected;

(b)                                 Parent Borrower shall submit to the Agent with such request a Compliance Certificate prepared using the financial statements of Parent Borrower most recently provided or required to be provided to the Agent under § 6.4 or § 7.4 adjusted in the best good faith estimate of Parent Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;

(c)                                  Parent Borrower shall pay all reasonable costs and expenses of the Agent, if any, in connection with such release, including without limitation, reasonable attorney’s fees;

(d)                                 Parent Borrower shall pay to the Agent for the account of the Lenders a release price, which payment shall be applied to reduce the outstanding principal balance of the Loan as provided in § 3.4, in an amount equal to the amount necessary, if any, to reduce the outstanding principal balance of the Loan so that no violation of the covenant set forth in § 9.1 shall occur;

(e)                                  without limiting or affecting any other provision hereof, any release of an Eligible Real Estate Asset will not cause Borrowers to be in violation of the covenants set forth in § 9.8; and

(f)                                   such Eligible Real Estate Asset has been (or, contemporaneous with the release under this Agreement, will be) released from the Revolver Unencumbered Asset Pool.

§ 5.3                     Additional Subsidiary Borrowers.  In the event that Parent Borrower shall request that certain Real Estate of a Subsidiary of Parent Borrower be included in the Unencumbered Asset Pool and such Real Estate is approved for inclusion as an Eligible Real Estate Asset in the Unencumbered Asset Pool in accordance with the terms hereof, Parent Borrower shall cause each such Subsidiary (and any entity having an interest in such Subsidiary of Parent Borrower) to execute and deliver to the Agent a Joinder Agreement, and such Subsidiary (and any such entity) shall become a Subsidiary Borrower hereunder.  For the avoidance of doubt, any Subsidiary or other such entity which becomes a “Subsidiary Borrower” as such term is defined in the Existing Credit Agreement shall become a Subsidiary Borrower under this Agreement.  Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Borrower hereunder.  Parent Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Borrowers to be true and correct with respect to each such Subsidiary.  In connection with the delivery of such Joinder Agreement, Parent Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§ 5.4                     Release of Certain Subsidiary Borrowers.  In the event that all Eligible Real Estate Assets owned by a Subsidiary Borrower shall have been released from the Unencumbered Asset Pool in accordance with the terms of this Agreement and from the Revolver Unencumbered Asset Pool in accordance with the terms of the Existing Credit Agreement, then such Subsidiary Borrower shall be released by the Agent from liability under this Agreement.

SECTION 6

REPRESENTATIONS AND WARRANTIES

Borrowers represent and warrant to the Agent and the Lenders as follows, each as of the Closing Date hereof, and as of the date of a request for a funding of any Advance hereunder.

§ 6.1                     Corporate Authority, Etc.

(a)                                 Incorporation; Good Standing.  Parent Borrower is a Delaware limited partnership duly organized pursuant to its articles of organization or formation filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware.  Parent Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdictions where the Eligible Real Estate Assets owned or leased by it are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)                                 Subsidiaries.  Each of the Subsidiary Borrowers and each of the Subsidiaries of Borrowers (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where an Eligible Real Estate Asset owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c)                                  Authorization.  The execution, delivery and performance of this Agreement and the other Loan Documents to which any of Borrowers is a party and the transactions contemplated hereby and thereby (i) are within the authority of Borrowers, (ii) have been duly authorized by all necessary proceedings on the part of Borrowers, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to any Borrower, except as would not reasonably be expected to result in a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any material agreement or other material instrument binding upon, any Borrower or any of its properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any Borrower other than the liens and encumbrances in favor of the Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to the Agent or except as would not reasonably be expected to result in a Material Adverse Effect.

(d)                                 Enforceability.  The execution and delivery of this Agreement and the other Loan Documents to which any of Borrowers is a party are valid and legally binding obligations of Borrowers enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

§ 6.2                     Governmental Approvals.  The execution, delivery and performance of this Agreement and the other Loan Documents to which any Borrower is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

§ 6.3                     Title to Eligible Real Estate Assets.  Except as indicated on Schedule 6.3 hereto or other adjustments that are not material in amount, Subsidiary Borrowers own or lease the Eligible Real Estate Assets subject to no rights of others, including any mortgages, leases pursuant to which Subsidiary Borrowers or any of their Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§ 6.4                     Financial Statements.  REIT has furnished to the Agent:  (a) the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the calendar year then ended certified by an Authorized Officer or the chief financial or accounting officer of REIT, (b) as of the Closing Date, an unaudited statement of Net Operating Income for each of the Eligible Real Estate Assets for the period ending September 30, 2013 certified by the chief financial or accounting officer of Parent Borrower as fairly presenting the Net Operating Income for such parcels for such periods, and (c) certain other financial information relating to Borrowers and the Real Estate

(including, without limitation, the Eligible Real Estate Assets).  Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of the REIT and its Subsidiaries as of such dates and the consolidated results of the operations of the REIT and its Subsidiaries for such periods.  The Agent and Lenders hereby acknowledge and agree that the REIT’s most recent Form 10-Q will be utilized for purposes of preparation of the Compliance Certificate as of the Closing Date.

§ 6.5                     No Material Changes.  Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to § 7.4, as applicable, there has occurred no materially adverse change in the financial condition, or business of Borrowers, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes that have not and could not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of any of the Eligible Real Estate Assets from the condition shown on the statements of income delivered to the Agent pursuant to § 6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business operation or financial condition of such Eligible Real Estate Asset.

§ 6.6                     Franchises, Patents, Copyrights, Etc.  Except as could not reasonably be expected to have a Material Adverse Effect, Borrowers and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

§ 6.7                     Litigation.  Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending against any Borrower or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting any Borrower, any of their respective Subsidiaries or any Eligible Real Estate Asset individually or in the aggregate in excess of $1,000,000.

§ 6.8                     No Material Adverse Contracts, Etc.  None of Borrowers or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect.  None of Borrowers or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§ 6.9                     Compliance with Other Instruments, Laws, Etc.  None of Borrowers or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§ 6.10              Tax Status.  Except as would not reasonably be expected to result in a Material Adverse Effect, each of Borrowers and their respective Subsidiaries (a) has made or filed all federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or for which any of Borrowers or their respective Subsidiaries, as applicable has set aside on its books provisions reasonably adequate for the payment of such

Taxes, and (c) has made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable.  Except as would not reasonably be expected to result in a Material Adverse Effect, there are no unpaid Taxes claimed by the taxing authority of any jurisdiction to be due by Borrowers of their respective Subsidiaries, the officers or partners of such Person know of no basis for any such claim, and there are no audits pending or to the knowledge of Borrowers threatened with respect to any Tax returns filed by Borrowers or their respective Subsidiaries.  The taxpayer identification number for Parent Borrower is 90-0587133.

§ 6.11              No Event of Default.  No Default or Event of Default has occurred and is continuing.

§ 6.12              Investment Company Act.  None of Borrowers or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§ 6.13              Absence of UCC Financing Statements, Etc.  Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, to the best of Borrowers’ knowledge, there is no financing statement (but excluding any financing statements that may be filed against any Borrower without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of any Borrower or rights thereunder.

§ 6.14              Setoff, Etc.  The Unencumbered Asset Pool is not subject to any setoff, claims, withholdings or other defenses by Borrowers or any of their Subsidiaries or Affiliates or, to the best knowledge of Borrowers, any other Person other than Permitted Liens.

§ 6.15              Certain Transactions.  Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of any Borrower is, nor shall any such Person become, a party to any transaction with any Borrower (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of Borrowers, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to Borrowers than those that would be obtained in a comparable arms-length transaction.

§ 6.16              Employee Benefit Plans.  Except as would not reasonably be expected to have a Material Adverse Effect, each Borrower and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.  Except as would not reasonably be expected to have a Material Adverse Effect, neither any Borrower nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under § 412 of the Code in respect of any Multiemployer Plan or Guaranteed Pension Plan or (b) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.  Neither any Borrower nor any ERISA Affiliate has failed to make any contribution or payment to any Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Multiemployer Plan or Guaranteed Pension Plan, which has resulted or would reasonably be expected to result in the imposition of a Lien.  To the knowledge of Borrowers, none of the Eligible Real Estate Assets constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

§ 6.17              Disclosure.  All of the representations and warranties made by or on behalf of Borrowers in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects.  All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of any Borrower is and will be true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading when taken as a whole.  The written information, reports and other papers and data with respect to Borrowers, any Subsidiary or the Eligible Real Estate Assets (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by Borrowers’ counsel (although Borrowers have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by Borrowers (except to the extent the related assumptions were when made manifestly unreasonable).

§ 6.18              Trade Name; Place of Business.  No Borrower uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents or “CoreSite(s)”.  The principal place of business of Borrowers is 1050 17th Street, Suite 800, Denver, Colorado 80265.

§ 6.19              Regulations T, U and X.  No portion of the Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.  No Borrower is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§ 6.20              Environmental Compliance.  Except as set forth on Schedules 6.20(d) or as specifically set forth in any written environmental site assessment reports provided to the Agent on or before the date hereof, or in the case of Eligible Real Estate Asset acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, if any, makes the following representations and warranties:

(a)                                 None of Borrowers, their respective Subsidiaries, nor to the knowledge and belief of Borrowers, any operator of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law, which violation could reasonably be expected to have a Material Adverse Effect.

(b)                                 None of Borrowers nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted, or has demanded that any Borrower or any of their respective Subsidiaries conduct, a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in the case of clauses (i) through (iii) above could reasonably be expected to have a Material Adverse Effect.

(c)                                  To the knowledge of Borrowers, (i) no portion of the Real Estate is used for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by Borrowers, their respective Subsidiaries or, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of Borrowers’ or its tenants’ and operators’ business and in compliance with applicable Environmental Laws; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of Borrowers’, its tenants’ or operators’ business and, in any event, in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Eligible Real Estate Assets, which Release would have a material adverse effect on the value of such Real Estate or could reasonably be expected to have a Material Adverse Effect; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a Material Adverse Effect; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off site in accordance with all applicable Environmental Laws and in a manner that could not reasonably be expected to have a Material Adverse Effect.

(d)                                 Except as set forth on Schedule 6.20(d) or for such matters that shall be complied with as of the Closing Date, by virtue of the transactions set forth herein and contemplated hereby, or to the effectiveness of any other transactions contemplated hereby, none of Borrowers, their respective Subsidiaries nor the Real Estate will become subject to any applicable Environmental Law requiring the performance of environmental site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement pursuant to applicable Environmental Laws.

(e)                                  There are no existing or closed sanitary or solid waste landfills, or hazardous waste treatment, storage or disposal facilities on or, to Borrowers’ actual knowledge, affecting the Real Estate except where such existence could not reasonably be expected to have a Material Adverse Effect.

(f)                                   Borrowers have not received any written notice from any party that any use, operation, or condition of Borrowers’ business on any Real Estate has caused any adverse condition on any other property that could reasonably be expected to result in a claim under applicable Environmental Law that would have a Material Adverse Effect, nor does any Borrower have actual knowledge of any existing facts or circumstances that could reasonably be expected to form the basis for such a claim.

§ 6.21              Subsidiaries; Organizational Structure.  Schedule 6.21(a) sets forth, as of the date hereof and after giving effect to the reorganization previously disclosed to the Agent, all of the Subsidiaries of Parent Borrower, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein.  Schedule 6.21(b) sets forth, as of the date hereof, all of the Unconsolidated Subsidiaries of Parent Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Subsidiaries, Parent Borrower’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Subsidiary.  No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.21(a) and 6.21(b) except as set forth on such Schedules.

§ 6.22              Leases.  Borrowers have delivered to the Agent true and complete copies of the Leases and any amendments thereto relating to each Eligible Real Estate Asset required to be delivered as a part of the Eligible Real Estate Qualification Documents as of the date hereof.  An accurate and complete Rent Roll in all material respects as of the date of inclusion of each Eligible Real Estate Asset in the Unencumbered Asset Pool with respect to all Leases of any portion of the Eligible Real Estate Asset has been provided to the Agent.  The Leases previously delivered to the Agent as described in the preceding sentence constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Eligible Real Estate Asset and in the Building relating thereto.  No tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Leases or such Rent Roll.  Except as set forth in Schedule 6.22, the Leases reflected therein are, as of the date of inclusion of the applicable Eligible Real Estate Asset in the Unencumbered Asset Pool, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.22, no Borrower has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of Borrowers, there is no basis for any such claim or notice of default by any tenant which would result in a Material Adverse Effect.  Borrower knows of no condition which with the giving of notice or the passage of time or both would constitute a default on the part of (i) any tenant with respect to the material terms under a Lease or (ii) the respective Borrower as landlord under the Lease, in either case, that would, in the aggregate with any other defaults under Leases for the applicable Eligible Real Estate Asset, adversely affect more than five percent (5%) of the base rent generated by such Eligible Real Estate Asset.  No security deposit or advance rental or fee payment has been made by any lessee or licensor under the Leases except as may be specifically designated in the Leases.  No property other than the Eligible Real Estate Asset which is the subject of the applicable Lease is necessary to comply with the material requirements (including, without limitation, parking requirements) contained in such Lease.

§ 6.23              Property.  To the best of Borrowers’ knowledge, all of the Eligible Real Estate Assets, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and which may not be in final working order pending final build-out of such space or except as where such defects have not had and could not reasonably be expected to have a Material Adverse Effect.  All of the other Real Estate of Borrowers and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant or where such defects have not had and could not reasonably be expected to have a Material Adverse Effect.  Each of the Eligible Real Estate Assets, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including, without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws except in cases that would not reasonably cause a Material Adverse Effect.  All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Eligible Real Estate Asset are installed to the property lines of the Eligible Real Estate Asset through dedicated public rights of way or through perpetual private easements and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in material compliance with applicable law.  The streets abutting the Eligible Real Estate Asset are dedicated and accepted public roads, to which the Eligible Real Estate Asset has direct access or are perpetual private ways (with direct access to public roads) to which the Eligible Real Estate Asset has direct access.  There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Eligible Real Estate Assets which are payable by any Borrower (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement).  Each Eligible Real Estate Asset owned by a Borrower in fee is separately assessed for purposes of real estate tax assessment and payment.  There are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of Borrowers or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement).  There are no pending, or to the knowledge of Borrowers threatened or contemplated, eminent domain proceedings against any of the Eligible Real Estate Assets.  None of the Eligible Real Estate Assets is now damaged in any material respects as a result of any fire, explosion, accident, flood or other casualty.  None of Borrowers has received any outstanding notice from any insurer or its agent requiring performance of any material work with respect to any of the Eligible Real Estate Assets or canceling or threatening to cancel any policy of insurance, and each of the Eligible Real Estate Assets complies with the material requirements of all of Borrowers’ insurance carriers.  Except as listed on Schedule 6.23, Borrowers have no Management Agreements for any of the Eligible Real Estate Assets.  No person or entity has any right or option to acquire any Eligible Real Estate Asset or any Building thereon or any portion thereof or interest therein, except for certain tenants pursuant to the terms of their Leases with Subsidiary Borrowers.

§ 6.24              Brokers.  None of Borrowers nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loan contemplated hereunder.

§ 6.25              Other Debt.  None of Borrowers is in default of the payment of any Indebtedness or the performance of any material obligation under any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party involving Indebtedness individually or in the aggregate in excess of $25,000,000.  None of Borrowers is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any Borrower.  Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon Borrowers or their respective properties and entered into by Borrowers as of the date of this Agreement with respect to any Indebtedness of Borrowers, and Borrowers have provided the Agent with true, correct and complete copies thereof.

§ 6.26              Solvency.  As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Advances made or to be made hereunder, and, including, without limitation the provisions of § 37 hereof, no Borrower is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each Borrower is able to pay its debts as they become due, and each Borrower has sufficient capital to carry on its business.

§ 6.27              No Bankruptcy Filing.  No Borrower is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and Borrowers have no knowledge of any Person contemplating the filing of any such petition against it.

§ 6.28              No Fraudulent Intent.  Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Borrower with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§ 6.29              Transaction in Best Interests of Borrowers; Consideration.  The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each Borrower.  The direct and indirect benefits to inure to Borrowers pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in Section 548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by Borrowers pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Subsidiary Borrower to be a co-borrower of the Loan, Borrowers would be unable to obtain the financing contemplated hereunder which financing will enable Borrowers to have available financing to conduct and expand their business.

§ 6.30              OFAC.  None of Borrowers is (or will be) a person with whom any Lender is restricted from doing business under OFAC (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons.  In addition, Borrowers hereby agree to provide to the Lenders any additional information that a Lender deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

SECTION 7

AFFIRMATIVE COVENANTS

Borrowers covenant and agree that, so long as the Loan or any Note is outstanding or any Lender has any obligation to make any Advance of the Loan:

§ 7.1                     Punctual Payment.  Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loan and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.

§ 7.2                     Maintenance of Office.  Borrowers will maintain their respective chief executive office at 1050 17th Street, Suite 800, Denver, Colorado 80265, or at such other place in the United States of America as Borrowers shall designate upon prompt written notice to the Agent and the Lenders, where notices, presentations and demands to or upon Borrowers in respect of the Loan Documents may be given or made.

§ 7.3                     Records and Accounts.  Borrowers will keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (in each case, in all material respects).  Neither any Borrower nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, not to be unreasonably withheld, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in § 6.4 or § 7.4, or (y) change its fiscal year.  The Agent and the Lenders acknowledge that REIT’s fiscal year is a calendar year.

§ 7.4                     Financial Statements, Certificates and Information.  Borrowers will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a)                                 within five (5) days of the filing of REIT’s Form 10-K with the SEC, if applicable, but in any event not later than one hundred twenty (120) days after the end of each calendar year, the audited Consolidated balance sheet of the REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of the REIT that the information contained in such financial statements fairly presents in all material respects the financial position of the REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a member firm of KPMG International Cooperative or another nationally recognized accounting firm reasonably approved by the Agent;

(b)                                 within five (5) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than sixty (60) days after the end of each calendar quarter of each year, copies of the unaudited consolidated balance sheet of the REIT and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of the REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of REIT that the information contained in such financial statements fairly presents in all material respects the financial position of the REIT and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)                                  simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by an Authorized Officer or the chief financial officer or chief accounting officer of REIT in the form of Exhibit E hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in § 9 setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date, with the Compliance Certificate for the quarter ending September 30, 2013 being prepared by the REIT on a good faith estimated basis.  REIT shall submit with the Compliance Certificate an Unencumbered Asset Pool Certificate in the form of Exhibit D attached hereto pursuant to which the REIT shall calculate the amount of the Unencumbered Asset Pool Availability as of the end of the immediately preceding calendar quarter.  All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable.  The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income for such calendar quarter for each of the Eligible Real Estate Assets, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by an Authorized Officer or the chief financial officer or chief accounting officer of REIT that the information contained in such statement fairly presents in all material respects Net Operating Income of the Eligible Real Estate Assets for such periods;

(d)                                 simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $10,000,000 or more of Borrowers and their Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e)                                  simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for each of the Eligible Real Estate Assets and a summary thereof in form reasonably satisfactory to the Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), together with a listing of each tenant that has taken occupancy of such Eligible Real Estate Asset during each calendar quarter (including the fourth calendar quarter in each year), and (ii) a copy of each material Lease or material amendment to any material Lease entered into with respect to an Eligible Real Estate Asset during such calendar quarter (including the fourth calendar quarter in each year);

(f)                                   simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, to the extent not included in public filings by or on behalf of REIT, and upon request by the Agent, a statement (i) listing the material Real Estate owned by Borrowers and their Subsidiaries (or in which Borrowers or their Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of Borrowers and their Subsidiaries (excluding Indebtedness of the type described in § 8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of Borrowers and their Subsidiaries which are Development Properties and providing a brief summary of the status of such development;

(g)                                  contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the owners of Parent Borrower or REIT;

(h)                                 to the extent requested by the Agent, copies of all annual federal income tax returns and amendments thereto of Borrowers;

(i)                                     promptly upon the filing hereof, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements and reports which Parent Borrower or REIT shall file with the SEC;

(j)                                    to the extent requested by the Agent, evidence reasonably satisfactory to the Agent of the timely payment of all real estate taxes for the Eligible Real Estate Assets;

(k)                                 not later than January 31 of each year, a budget and business plan for Borrowers and their Subsidiaries for such calendar year; and

(l)                                     from time to time such other financial data and information in the possession of Borrowers or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against Borrowers and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting Borrowers) as the Agent may reasonably request.

Any material to be delivered pursuant to this § 7.4 may be delivered electronically directly to the Agent and the Lenders provided that such material is in a format reasonably acceptable to the Agent, and such material shall be deemed to have been delivered to the Agent and the Lenders upon the Agent’s receipt thereof.  Upon the request of the Agent, Borrowers shall deliver paper copies thereof to the Agent and the Lenders.  Borrowers authorize the Agent and Arrangers to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system, and Borrowers release the Agent and the Lenders from any liability in connection therewith.

§ 7.5                     Notices.

(a)                                 Defaults.  Borrowers will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity.  If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Borrower or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, Borrowers shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)                                 Environmental Events.  Borrowers will give notice to the Agent within ten (10) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that any Borrower or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) — (iii) above could reasonably be expected to have a Material Adverse Effect.

(c)                                  Notification of Claims Against the Unencumbered Asset Pool.  Borrowers will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to the Eligible Real Estate Asset, environmental claims or any claims or notices of default by a Borrower under any ground lease or Leased Asset), withholdings or other defenses to which any of the Eligible Real Estate Assets are subject, to the extent the same would result in a Material Adverse Effect.

(d)                                 Notice of Litigation and Judgments.  Borrowers will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing affecting any Borrower or any of their respective Subsidiaries or to which any Borrower or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against any Borrower or any of their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings.  Borrowers will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any Borrower or any of their respective Subsidiaries in an amount in excess of $1,000,000.

(e)                                  ERISA.  Borrowers will give notice to the Agent within ten (10) Business Days after Borrowers or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) received a notice from the trustee of a Multiemployer Plan of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be expected to have a Material Adverse Effect.

(f)                                   Existing Credit Agreement.  Within two (2) Business Days of any increase in the Revolving Loans or the Letter of Credit Liabilities, Borrowers will give notice thereof to the Agent in writing.

(g)                                  Notification of Lenders.  Within five (5) Business Days after receiving any notice under this § 7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

§ 7.6                     Existence; Maintenance of Properties.

(a)                                 Borrowers will preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation.  Borrowers will preserve and keep in full force all of their rights and franchises, the preservation of which is necessary to the conduct of their business.  Borrowers shall cause REIT to at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status.  Borrowers shall cause the common stock of REIT to at all times be listed for trading and be traded on the New York Stock Exchange or another national exchange approved by the Agent, unless otherwise consented to by the Required Lenders.  Parent Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Subsidiary Borrowers, subject to the terms and provisions hereof.

(b)                                 Each Borrower (i) will cause all of its properties used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure to do so would cause a Material Adverse Effect, and (iii) will diligently perform and observe in all material respects all of the terms, covenants, and conditions of any ground lease or lease related to a Leased Asset which is an Eligible Real Estate Asset.

§ 7.7                     Insurance.  Borrowers will, at their expense, procure and maintain for the benefit of Borrowers, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are commercially reasonable, taking into consideration the property size, use, and location that a commercially prudent lender would require covering each Eligible Real Estate Asset.

§ 7.8                     Taxes.  Borrowers will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, all taxes, assessments and other governmental charges imposed upon them or upon the Eligible Real Estate Assets or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Eligible Real Estate Assets or other property of Borrowers, or, with respect to their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and such Borrower or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Borrower or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§ 7.9                     Inspection of Properties and Books.  Borrowers will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at Borrowers’ expense and upon reasonable prior notice, to visit and inspect any of the properties of Borrowers or any of their respective Subsidiaries (subject to the rights of tenants under their Leases, and the Agent and Lender agree to use commercially reasonable efforts not to interfere with such rights) during normal business hours, to examine the books of account of Borrowers and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of Borrowers and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period.  The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of Borrowers and their respective Subsidiaries.

§ 7.10              Compliance with Laws, Contracts, Licenses, and Permits.  Borrowers will, and will cause each of their respective Subsidiaries to, comply in all respects with (i) all applicable laws and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect.  If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that Borrowers or their respective Subsidiaries may fulfill any of its obligations hereunder, Borrowers or such Subsidiary will immediately take or cause to be taken all reasonable steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof.  Borrowers shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act and shall promptly advise the Agent in writing in the event that Borrowers shall determine that any investors in Borrowers are in violation of such act.

§ 7.11              Further Assurances.  Borrowers will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§ 7.12              Management.  Borrowers shall upon request provide the Agent copies of (i) any future Management Agreements entered into with respect to any additional Eligible Real Estate Asset added to the Unencumbered Asset Pool and (ii) any replacements of or material amendments to the Management Agreements provided to the Agent on or prior to the date hereof.

§ 7.13              Intentionally Omitted.

§ 7.14              Business Operations.  Borrowers and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents.  Borrowers will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation and development of Data Center Properties or businesses incidental thereto.

§ 7.15              Registered Servicemark.  Without prior written notice to the Agent, none of the Eligible Real Estate Assets shall be owned or operated by Borrowers under any registered or protected trademark, tradename, servicemark or logo (other than the “CoreSite(s)” name and the “CoreSite(s)” logo).

§ 7.16              Ownership of Real Estate.  Without the prior written consent of the Agent, all Eligible Real Estate Assets and all interests (whether direct or indirect) of Parent Borrower or REIT in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by Parent Borrower or a Wholly Owned Subsidiary of Parent Borrower; provided, however that Parent Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates as permitted by § 8.3(m).

§ 7.17              Intentionally Omitted.

§ 7.18              Ownership Restrictions.  REIT will at all times own not less than thirty three percent (33%) of the economic, voting and beneficial interest in Parent Borrower and shall be the sole general partner of Parent Borrower.

§ 7.19              Plan Assets.  Borrowers will do, or cause to be done, all things necessary to ensure that none of the Eligible Real Estate Assets will be deemed to be Plan Assets at any time.

§ 7.20              Intentionally Omitted.

§ 7.21              Intentionally Omitted.

§ 7.22              REIT Covenants.  Borrowers shall cause REIT to comply with the following covenants:

(a)                                 REIT will have as its sole business purpose owning ownership interests of Parent Borrower, performing duties as the general partner of Parent Borrower and making equity investments in such operating partnership, and shall not engage in any business or activities other than those described in this § 7.22(a);

(b)                                 REIT shall promptly contribute or otherwise downstream to Parent Borrower any net assets received by REIT from third parties (including, without limitation, the proceeds from any Equity Offering);

(c)                                  REIT will not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in Parent Borrower, or any dilution of its interest in Parent Borrower; provided, however, that the interests of the REIT in Parent Borrower may be diluted as a direct result of the acquisition by Parent Borrower or its Subsidiaries of additional Real Estate, either by acquiring title to such Real Estate directly in the name of Parent Borrower or any such Subsidiary or by acquiring direct or indirect ownership interests in a partnership, corporation or limited liability company that owns directly such Real Estate (subject in all respects to compliance by Parent Borrower and its Subsidiaries with the terms of this Agreement), the sales price of which is paid in whole or in part by the issuance of additional interests in Parent Borrower so long as the REIT at all times complies with § 7.18 hereof; and provided, further, that this paragraph shall not apply to any Employee Benefit Plan of REIT or any unit redemptions of Parent Borrower by The Carlyle Group; and

(d)                                 the REIT shall not dissolve, liquidate or otherwise wind up its business, affairs or assets.

SECTION 8

NEGATIVE COVENANTS

Borrowers covenant and agree that, so long as the Loan or any Note is outstanding or any of the Lenders has any obligation to make any Advance of the Loan:

§ 8.1                     Restrictions on Indebtedness.  Borrowers will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)                                 Indebtedness to the Lenders arising under any of the Loan Documents;

(b)                                 current liabilities of Borrowers incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)                                  Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of § 7.8;

(d)                                 Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(e)           endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f)            Indebtedness of Parent Borrower in connection with completion and similar guaranties in an aggregate amount at any one time not in excess of the greater of (i) $175,000,000 or (ii) fifteen percent (15%) of the Gross Asset Value;

(g)           Other Indebtedness of Parent Borrower, the REIT or any of their Subsidiaries (other than any Subsidiary Borrower), provided that none of such Persons shall incur any of the Indebtedness described in this § 8.1(g) unless it shall have provided to the Agent prior written notice of the proposed incurrence of such Indebtedness, a statement that the borrowing will not cause a Default or Event of Default and a Compliance Certificate demonstrating that Borrowers will be in compliance with its covenants referred to therein after giving effect to the incurrence of such Indebtedness;

(h)           Derivatives Contracts (including Approved Derivatives Contracts) reasonably acceptable to the Agent sufficient to ensure Borrowers’ compliance with § 9.7; and

(i)            the Revolver Loans.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in § 8.1(g) above shall have any of the Eligible Real Estate Assets or any interest therein or any direct or indirect ownership interest in any Subsidiary Borrower as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness (provided that the foregoing shall not preclude Subsidiaries of Borrowers (other than a Subsidiary Borrower) from incurring Indebtedness subject to the terms of this § 8.1 or recourse to the general credit of Parent Borrower) and (ii) none of the Subsidiary Borrowers, Parent Borrower nor REIT shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in § 8.1(a)-(i) above.

§ 8.2       Restrictions on Liens, Etc.  Borrowers will not (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge (aside from any negative pledge in relation to the Revolver Loans) charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (d) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (e) incur or maintain any obligation to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, Borrowers may create or incur or suffer to be created or incurred or to exist:

(i)            (A) Liens not yet due or payable on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets other than (I) the Unencumbered Asset Pool and (II) any direct or indirect interest of Parent Borrower or any Subsidiary of Borrowers in any other Borrower in respect of judgments permitted by § 8.1(d);

(ii)           deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations or any letters of credit under the Existing Credit Agreement;

(iii)          Liens consisting of (A) mortgage liens on Real Estate (including the rents, issues and profits therefrom), other than Real Estate that constitutes an Eligible Real Estate Asset or any interest therein (including the rents, issues and profits therefrom), securing Indebtedness which is permitted by § 8.1(g) or (B) liens consisting of pledges of security interests in the ownership interests of any Subsidiary which is not a Borrower or the direct or indirect owner of an interest in a Borrower securing Indebtedness which is permitted by § 8.1(g);

(iv)          encumbrances on any Eligible Real Estate Asset consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which a Borrower is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;

(v)           the rights of tenants or subtenants under Leases in the ordinary course of business;

(vi)          any option, contract or other agreement to sell an asset provided such sale is otherwise permitted by this Agreement;

(vii)         with respect to any Leased Asset, any (x) reversionary interest or title of lessor or sublessor under the applicable Lease or (y) Lien, easement, restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject; and

(viii)        Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations.

Notwithstanding anything in this Agreement to the contrary, (x) no Subsidiary Borrower shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§ 8.2(i), (iv), (v), (vi), (vii) and (viii) and (y) REIT shall not create or suffer to be created or incurred or to exist any Lien other than Liens contemplated in § 8.2(i)(A).

§ 8.3       Restrictions on Investments.  Neither Parent Borrower nor any Subsidiary Borrower will make or permit to exist or to remain outstanding any Investment except Investments in:

(a)           marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by Parent Borrower or any Subsidiary Borrower;

(b)           marketable direct obligations of any of the following:  Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c)           demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(d)           securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;

(e)           mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “Aa” if then rated by Moody’s Investors Service, Inc. and not less than “AA” if then rated by Standard & Poor’s Corporation, such investment, when aggregated with the Investments set forth in § 8.3(k),  not to exceed five percent (5%) of Gross Asset Value;

(f)            repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(g)           shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000;

(h)           the acquisition of fee interests or long-term ground lease interests by Parent Borrower or any Subsidiary Borrower in (i) Real Estate which is utilized for income-producing Data Center Properties located in the continental United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this § 8.3, the acquisition of Land Assets to be developed for the foregoing purposes and Development Properties to be used for the purposes set forth in § 8.3(h)(i);

(i)            Investments by Parent Borrower in wholly-owned Subsidiaries of Parent Borrower;

(j)            Investments in Land Assets, provided that the aggregate Investment therein shall not exceed the greater of (i) five percent (5%) of Gross Asset Value or (ii) $45,000,000;

(k)           Investments in mortgages or notes receivable not to exceed five percent (5%) of Gross Asset Value;

(l)            Investments in Development Projects, provided that the aggregate Investment therein shall not exceed twenty-five percent (25%) of the Gross Asset Value;

(m)          Investments in non-wholly owned Subsidiaries and Unconsolidated Affiliates, provided that the aggregate Investment therein shall not exceed twenty percent (20%) of Gross Asset Value;

(n)           Investments in assets located outside the United States, provided that the aggregate Investment therein shall not exceed ten percent (10%) of the Gross Asset Value;

(o)           Investments (i) in equipment which will be incorporated into the development of Data Center Properties, (ii) with utility companies to bring critical power to Data Center Properties, and (iii) with fiber optic companies to bring fiber optics to Data Center Properties.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of Parent Borrower and Subsidiary Borrowers in the Investments described in § 8.3(j)-(n) exceed thirty-five percent (35%) of Gross Asset Value at any time.

For the purposes of this § 8.3, the Investment of Parent Borrower or Subsidiary Borrowers in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of their Unconsolidated Affiliate’s Investment in Land Assets; plus (ii) such Person’s pro rata share of any other Investments valued at the GAAP book value.

§ 8.4       Merger, Consolidation.  Borrowers will not become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing, in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of Parent Borrower (other than any Subsidiary that is a Subsidiary Borrower) with and into Parent Borrower (it being understood and agreed that in any such event Parent Borrower will be the surviving Person) and (ii) the merger or consolidation of two or more Subsidiaries of Parent Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Subsidiary Borrower.

§ 8.5       Sale and Leaseback.  Borrowers will not enter into any arrangement, directly or indirectly, whereby any Borrower shall sell or transfer any Real Estate owned by it in order that then or thereafter such Borrower shall lease back such Real Estate without the prior written consent of the Agent, such consent not to be unreasonably withheld.

§ 8.6       Compliance with Environmental Laws.  None of Borrowers will do any of the following:  (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of Borrowers’ or its tenants’ business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in material compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be expected to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in material compliance with all Environmental Laws), except as any such use, generation, conduct or other activity described in clauses (a) to (e) of this § 8.6 could not reasonably be expected to have a Material Adverse Effect.

Borrowers shall:

(i)            in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action as required by such Laws (including, without limitation, the conducting of engineering tests at the sole expense of Borrowers) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Eligible Real Estate Assets in violation of applicable Environmental Laws; and

(ii)           if any Release or disposal of Hazardous Substances which Borrowers may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose such

Borrowers to liability shall occur or shall have occurred on any Eligible Real Estate Asset (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Eligible Real Estate Asset by Borrowers), the relevant Borrower shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Eligible Real Estate Asset in material compliance with all applicable Environmental Laws; provided, that each of Borrowers shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings.

§ 8.7       Distributions.

(a)           Parent Borrower shall not pay any Distribution to the partners, members or other owners of Parent Borrower, and REIT shall not pay any Distribution to its shareholders, if such Distribution is in excess of the amount which (i) when added to the amount of all other Distributions paid in the same calendar quarter and (A) the preceding calendar quarters from the date of this Agreement or (B) the preceding three (3) calendar quarters (whichever is less), would exceed ninety-five percent (95%) of such Person’s Funds from Operations for such period; provided that (x) the limitations contained in this § 8.7(a) shall not preclude Parent Borrower from making Distributions each year to its owners, pro rata in accordance with percentage interests, such that the amount received by REIT is sufficient to cover (i) the liability of REIT for Taxes plus (ii) an amount equal to the greater of:  (1) the amount estimated by REIT in good faith after reasonable diligence to be necessary to permit REIT to distribute to its shareholders with respect to any calendar year (whether made during such year or after the end thereof) 100% of the “real estate investment trust taxable income” of REIT within the meaning of Section 857(b)(2) of the Code, determined without regard to deductions for dividends paid and the exclusions set forth in Sections 857(b)(2)(C), (D), (E) and (F) of the Code but including therein all net capital gains and net recognized built-in gains within the meaning of Treasury Regulations Section 1.337(d)-6 (whether or not such gains might otherwise be excluded or excludable therefrom); or (2) the amount that is estimated by REIT in good faith after reasonable diligence to be necessary either to maintain the REIT Status of REIT (if REIT exists) or to enable REIT to avoid the incurrence of any tax for any calendar year that could be avoided by reason of a distribution by REIT to its shareholders, with such distributions to be made as and when determined by REIT, whether during or after the end of the relevant calendar year; and (y) REIT shall be allowed to pay Distributions of the amount received pursuant to this § 8.7(a) to its shareholders.

(b)           In the event that an Event of Default shall have occurred and be continuing, (i) Parent Borrower shall make no Distributions, and REIT shall not pay any Distribution to its shareholders, other than, if REIT exists and has elected REIT Status, Distributions pro rata in accordance with percentage interests to the owners of Parent Borrower such that REIT receives an amount that is estimated by REIT in good faith after reasonable diligence to be necessary either to maintain the REIT Status of REIT under the Code for any calendar year, or to enable REIT to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by REIT to its shareholders, with such distributions to be made as and when determined by REIT, whether during or after the end of the relevant tax year and REIT shall be allowed to make Distributions of such amounts to its shareholders.

(c)           Notwithstanding the foregoing, at any time when an Event of Default under § 12.1(a), (b), (h), (i) or (j) shall have occurred or the maturity of the Obligations has been accelerated, Parent Borrower shall not, and shall not permit REIT to, make any Distributions whatsoever, directly or indirectly.

§ 8.8       Asset Sales.  Except for the transactions described on Schedule 8.8 hereto, Borrowers will not sell, transfer or otherwise dispose of any material asset other than pursuant to a bona fide arm’s length transaction.  No Borrower shall sell, transfer or otherwise dispose of any Real Estate in one transaction or a series of transactions during any four (4) consecutive fiscal quarters in excess of an amount equal to thirty-five percent (35%) of Gross Asset Value, except as the result of a condemnation or casualty and except for the granting of Permitted Liens, as applicable, without the prior written consent of the Agent and the Required Lenders.

§ 8.9       Intentionally Omitted.

§ 8.10     Restriction on Prepayment of Indebtedness.  Borrowers will not (a) prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations or the obligations under the Existing Credit Agreement after the occurrence of any Event of Default; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of § 8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness after the occurrence of an Event of Default.

§ 8.11     Zoning and Contract Changes and Compliance.  No Borrower shall initiate or consent to any zoning reclassification of any of its Eligible Real Estate Asset or seek any variance under any existing zoning ordinance or use or permit the use of any Eligible Real Estate Asset in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation.  No Borrower shall initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Eligible Real Estate Asset.

§ 8.12     Derivatives Contracts.  No Borrower shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Derivatives Contracts made in the ordinary course of business and not prohibited pursuant to § 8.1.

§ 8.13     Transactions with Affiliates.  No Borrower shall permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of Parent Borrower), except (i) transactions in connection with the Management Agreements, (ii) transactions set forth on Schedule 6.15 attached hereto and (iii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§ 8.14     Management Fees.  Borrowers shall not pay, and shall not permit to be paid, any management fees or other payments under any Management Agreement for any Eligible Real Estate Asset to any manager that is an Affiliate of any Borrower in the event that a Default or Event of Default shall have occurred and be continuing.

SECTION 9

FINANCIAL COVENANTS

Borrowers covenant and agree that, so long as the Loan or any Note is outstanding or any Lender has any obligation to make any Advance of the Loan, in the event that Borrowers shall not be in compliance with any of the following covenants, Borrowers shall, within thirty (30) days after knowledge thereof (except as to § 9.1, which shall be governed by the cure period set forth in § 3.2), prepay the Loan in an amount that is necessary or take such other action as may be necessary to comply with the financial covenants set forth below:

§ 9.1       Unencumbered Asset Pool.  The outstanding principal balance of the Revolver Loans, the Loan and the Letter of Credit Liabilities shall not be greater than the Unencumbered Asset Pool Availability.

§ 9.2       Consolidated Total Indebtedness to Gross Asset Value.  Consolidated Total Indebtedness shall not exceed sixty percent (60%) of Gross Asset Value.

§ 9.3       Secured Debt to Gross Asset Value.  Secured Debt shall not exceed forty percent (40%) of Gross Asset Value.

§ 9.4       Recourse Indebtedness to Gross Asset Value.  Recourse Indebtedness (excluding the outstanding amount of the Loan, the Revolver Loans and Letter of Credit Liabilities) shall not exceed fifteen percent (15%) of Gross Asset Value.

§ 9.5       Adjusted Consolidated EBITDA to Consolidated Fixed Charges.  The ratio of Adjusted Consolidated EBITDA determined for the most recently ended calendar quarter to Consolidated Fixed Charges for the most recently ended calendar quarter annualized, shall not be less than 1.75 to 1.0.

§ 9.6       Minimum Consolidated Tangible Net Worth.  Parent Borrower’s Consolidated Tangible Net Worth shall not be less than the sum of (i) $468,750,000, plus (ii) eighty percent (80%) of the sum of (A) any additional Net Offering Proceeds after January 3, 2013, plus (B) the value of interests in Parent Borrower or interests in REIT issued upon the contribution of assets to Parent Borrower or its Subsidiaries after January 3, 2013 (with such value determined at the time of contribution).

§ 9.7       Unhedged Variable Rate Debt.  Unhedged Variable Rate Debt of Borrowers and their respective Subsidiaries shall not exceed thirty percent (30%) of Gross Asset Value.

§ 9.8       Unencumbered Asset Pool.  In addition, at all times, the Unencumbered Asset Pool Availability shall be determined from at least three (3) Eligible Real Estate Assets having a Gross Asset Value of not less than $150,000,000; provided however, this minimum $150,000,000 Gross Asset Value amount shall be reduced on a pro rata basis with the termination of any portion of the aggregate Commitment.

SECTION 10

CLOSING CONDITIONS

The obligation of the Lenders to make the Initial Advance shall be subject to the satisfaction of the following conditions precedent:

§ 10.1     Loan Documents.  Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect.  The Agent shall have received a fully executed counterpart of each such document.

§ 10.2     Certified Copies of Organizational Documents.  The Agent shall have received from each Borrower a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Eligible Real Estate Assets are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Borrower, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§ 10.3     Resolutions.  All action on the part of each Borrower, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§ 10.4     Incumbency Certificate; Authorized Signers.  The Agent shall have received from each Borrower an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party.  The Agent shall have also received from each Borrower a certificate, dated as of the Closing Date, signed by a duly authorized representative of Borrowers and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of Borrowers under the Loan Documents.

§ 10.5     Opinion of Counsel.  The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to Borrowers in form and substance reasonably satisfactory to the Agent.

§ 10.6     Payment of Fees.  Borrowers shall have paid to the Agent the fees payable to the Agent or any Lender pursuant to § 4.2.

§ 10.7     Insurance.  If requested by the Agent, the Agent shall have received certificates evidencing all policies of insurance as required by this Agreement or the other Loan Documents.

§ 10.8     Performance; No Default.  Borrowers shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§ 10.9     Representations and Warranties.  The representations and warranties made by Borrowers in the Loan Documents or otherwise made by or on behalf of Borrowers and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§ 10.10  Proceedings and Documents.  All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require, including all documentation required by any Lender to satisfy the requirements of § 6.30.

§ 10.11  Eligible Real Estate Qualification Documents.  The Eligible Real Estate Qualification Documents for each Eligible Real Estate Asset included in the Unencumbered Asset Pool as of the Closing Date shall have been delivered to the Agent at Borrowers’ expense and shall be in form and substance reasonably satisfactory to the Agent.

§ 10.12  Compliance Certificate.  The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating pro forma compliance with each of the covenants calculated therein based upon the REIT’s most recent Form 10-Q.  Further, such Compliance Certificate shall include within the calculation of Net Operating Income any Eligible Real Estate Assets which have been owned for less than a calendar quarter, and shall be based upon financial data and information with respect to Eligible Real Estate Assets as of the end of the most recent calendar month as to which data and information is available.

§ 10.13  Amendment of Existing Credit Agreement.  The Existing Credit Agreement shall have been amended to permit Borrowers to enter into and consummate the transactions contemplated pursuant to this Agreement pursuant to an amendment in form and substance reasonably satisfactory to the Agent.

§ 10.14  Consents.  The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§ 10.15  Other.  The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

SECTION 11

CONDITIONS TO ALL ADVANCES

The obligations of the Lenders to make the Initial Advance and any subsequent Advance, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§ 11.1     Prior Conditions Satisfied.  All conditions set forth in § 10 shall continue to be satisfied as of the date upon which any Advance is to be made.

§ 11.2     Representations True; No Default.  Each of the representations and warranties made by or on behalf of Borrowers or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Advance, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§ 11.3     Borrowing Documents.  The Agent shall have received a fully completed Loan Request for such Advance and the other documents and information (including, without limitation, a Compliance Certificate; provided, however, that the calculation of Gross Asset Value in such Compliance Certificate need only contain the Gross Asset Value calculation submitted to the Agent in the most recent quarterly Compliance Certificate delivered pursuant to § 7.4(c), subject to any adjustments necessary to reflect any newly acquired or sold Real Estate since the date of such quarterly Compliance Certificate) as required by § 2.7.

SECTION 12

EVENTS OF DEFAULT; ACCELERATION; ETC.

§ 12.1     Events of Default and Acceleration.  If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)           Borrowers shall fail to pay any principal of the Loan when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)           Borrowers shall fail to pay any interest on the Loan within five (5) days of the date that the same shall become due and payable or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within ten (10) days after notice from the Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)           Borrowers shall fail to comply with the covenant contained in § 9.1 and such failure shall continue uncured after written notice thereof shall have been given to Borrowers by the Agent as provided in § 3.2;

(d)           any of Borrowers or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in § 9.2, § 9.3, § 9.4, § 9.5, § 9.6, § 9.7 or § 9.8 and such failure shall continue for the thirty (30) day cure period provided in the preamble to Article 9 after written notice thereof shall have been given to Borrowers by the Agent as provided in the preamble to Article 9;

(e)           any of Borrowers shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this § 12 (including, without limitation, § 12.2 below) or in the other Loan Documents), and such failure shall continue for thirty (30) days after Borrowers’ receipt from the Agent written notice thereof, and in the case of a default that cannot be cured within such thirty (30) day period despite Borrowers’ diligent efforts but is susceptible of being cured within ninety (90) days of Borrowers’ receipt of the Agent’s original notice, then Borrowers shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Borrowers’ receipt of the Agent’s original notice;

(f)            any material representation or warranty made by or on behalf of Borrowers or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for an Advance, or in any other document or instrument delivered pursuant to or in connection with the Loan, any Advance, this Agreement, or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g)           any of Borrowers shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of notice and grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received or other Indebtedness, or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness and the holder or holders thereof or of any obligations issued thereunder have accelerated the maturity thereof; provided that the events described in § 12.1(g) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in § 12.1(g), involve singly or in the aggregate obligations for borrowed money or credit received or other Indebtedness totaling in excess of $25,000,000;

(h)           any of Borrowers or REIT, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(i)                                     a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of Borrowers or REIT or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(j)                                    a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of Borrowers or REIT or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k)                                 there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days one or more uninsured or unbonded final judgments against Parent Borrower or any Subsidiary Borrower that, either individually or in the aggregate, exceed $25,000,000;

(l)                                     any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any Borrower, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m)                             any dissolution, termination, partial or complete liquidation, merger or consolidation of any Borrower shall occur or any sale, transfer or other disposition of the assets of any Borrower shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;

(n)                                 with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and such event reasonably would be expected to result in liability of any Borrower to pay money to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $25,000,000 and one of the following shall apply with respect to such event:  (x) such event in the circumstances occurring reasonably would be expected to result in the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o)                                 any Change of Control shall occur; or

(p)                                 an Event of Default under any of the other Loan Documents shall occur;

then, and upon any such Event of Default, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to Borrowers declare all amounts owing with respect to this Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrowers; provided that in the event of any Event of Default specified in § 12.1(h), § 12.1(i) or § 12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent.

§ 12.2              Certain Cure Periods; Limitation of Cure Periods.

(a)                                 Notwithstanding anything contained in § 12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in § 12.1(b) in the event that Borrowers cure such Default within five (5) Business Days after the date such payment is due, provided that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in § 12.1(e) in the event that, if such Default consists of the failure to provide insurance as required by § 7.7, Borrowers cure such Default within fifteen (15) days following receipt of written notice of such Default or with respect to the occurrence of any other failure described in § 12.1(e) in the event such failure shall continue for thirty (30) days after Borrowers’ receipt from the Agent of written notice thereof, and in the case of a default that cannot be cured within such thirty (30) day period despite Borrowers’ diligent efforts but is susceptible of being cured within ninety (90) days of Borrowers’ receipt of the Agent’s original notice, then Borrowers shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Borrowers’ receipt of the Agent’s original notice, provided that the provisions of this clause (ii) shall not pertain to any default consisting of a failure to comply with § 8.1, § 8.2, § 8.3, § 8.4, § 8.7, § 8.8, or § 8.14, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

(b)                                 In the event that there shall occur any Default that affects only certain Eligible Real Estate Assets or the owner(s) thereof (if such owner is a Subsidiary Borrower), then Borrowers may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have the Agent remove such Eligible Real Estate Asset from the calculation of Unencumbered Asset Pool Availability and by reducing the outstanding principal amount of the Loan by the amount of the Unencumbered Asset Pool Availability attributable to such Eligible Real Estate Asset, in which event such removal and reduction shall be completed within thirty (30) days after receipt of notice of such Default from the Agent or the Required Lenders.

§ 12.3              Termination of Commitments.  If any one or more Events of Default specified in § 12.1(h), § 12.1(i) or § 12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit and the Commitments hereunder shall automatically terminate and the Lenders shall be relieved of all obligations to make Advances to Borrowers, and all Obligations shall be deemed automatically accelerated and declared due and payable in full.  If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to Borrowers terminate the obligation to make Advances to Borrowers and accelerate the Obligations as provided in § 12.1 above.  No termination under this § 12.3 shall relieve Borrowers of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§ 12.4              Remedies.  To the extent permitted by applicable law, in case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loan pursuant to § 12.1, the Agent on behalf of the Lenders may, and upon the consent of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof.  No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.  Notwithstanding the provisions of this Agreement providing that the Loan may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default.  If any Borrower fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, the Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by the Agent in connection therewith, shall be payable by Borrowers upon demand and shall constitute a part of the Obligations and shall if not paid within thirty (30) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement.  In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, Borrowers shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§ 12.5              Distribution of Collateral Proceeds.  In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of Borrowers, such monies shall be distributed for application as follows:

(a)                                 First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in accordance with the terms of the Loan Documents in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)                                 Second, to all other Obligations (including any interest, expenses or other obligations incurred after the commencement of a bankruptcy) in the following order:

(i)                                     to any other fees and expenses due to the Lenders under the Loan Documents until paid in full;

(ii)                                  to the payment of accrued and unpaid interest on the Loan, for the ratable benefit of the Lenders, until paid in full;

(iii)                               payments of unpaid principal of the Advances and amounts constituting obligations under any Approved Derivatives Contract, to be paid to the Lenders and/or any counterparty under an Approved Derivatives Contract, equally and ratably in accordance with the respective amounts thereof then due and owing to such Persons until paid in full;

(iv)                              to payment of all other amounts due under any of the Loan Documents to be applied for the ratable benefit of the Agent and/or the Lenders until paid in full.

(c)                                  Third, the excess, if any, shall be returned to Borrowers or to such other Persons as are entitled thereto.

SECTION 13

SETOFF

During the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender or any Affiliate thereof to Borrowers and any securities or other property of Borrowers in the possession of such Lender or any Affiliate may, without notice to any Borrower (any such notice being expressly waived by Borrowers) but with the prior written approval of the Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Borrowers to such Lender.  Each of the Lenders agrees with each other Lender that if such Lender shall receive from a Borrower, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

Notwithstanding the foregoing, in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of § 14.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have.

SECTION 14

THE AGENT

§ 14.1              Authorization.  The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.  The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship.  The Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that the Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Borrowers and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§ 14.2              Employees and Agents.  The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents.  The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by Borrowers.

§ 14.3              No Liability.  Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by the Agent with the consent or at the request of the

Required Lenders (or such larger percentage of Lenders as may be required hereunder).  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or Borrowers referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§ 14.4              No Representations.  The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of Borrowers or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents (except that the Agent shall confirm receipt of the items required to be delivered to it in §§ 10 and 11 hereof).  The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by Borrowers or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete.  The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of Borrowers or any of their respective Subsidiaries, or the value of the Unencumbered Asset Pool or any other assets of Borrowers or any of their respective Subsidiaries.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents.  The Agent’s Special Counsel has only represented the Agent and RBC in connection with the Loan Documents and the only attorney client relationship or duty of care is between the Agent’s Special Counsel and the Agent or RBC.  Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§ 14.5              Payments.

(a)                                 A payment by Borrowers to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender.  The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.  In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

(b)                                 If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction.  If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§ 14.6              Holders of Notes.  Subject to the terms of § 18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§ 14.7              Indemnity.  The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, reasonable expenses (including any expenses for which the Agent has not been reimbursed by Borrowers as required by § 15 and without limiting Borrowers’ obligation to do so), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods.  The agreements in this § 14.7 shall survive the payment of all amounts payable under the Loan Documents.

§ 14.8              The Agent as Lender.  In its individual capacity, RBC shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Advances made by it, and as the holder of any of the Notes as it would have were it not also the Agent.

§ 14.9              Resignation.  The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and Borrowers.  The Required Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct.  Upon any such resignation, or removal, the Required Lenders, subject to the terms of § 18.1, shall have the right to appoint as a successor Agent any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000; provided that any such replacement Agent shall have a Commitment Percentage of not less than ten percent (10%).  Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to Borrowers.  If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from its duties and obligations hereunder as the Agent.  After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.  Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§ 14.10       Duties in the Case of Enforcement.  In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders.  Without limiting the generality of the foregoing, if the Agent reasonably determines payment is in the best interest of all the Lenders, the Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and the Agent shall promptly thereafter notify the Lenders of such action.  Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by Borrowers (and without limiting Borrowers’ obligation to do so) within such period with respect to the Eligible Real Estate Assets.  The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§ 14.11       Bankruptcy.  In the event a bankruptcy or other insolvency proceeding is commenced by or against any Borrower with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders.  Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement.

§ 14.12       Intentionally Omitted.

§ 14.13       Reliance by Agent.  The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of an Advance, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Advance.  The Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§ 14.14       Approvals.  If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof.  To the extent that any Lender does not approve any recommendation of the Agent, such Lender shall in such notice to the Agent describe the actions that would be acceptable to such Lender.  If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action.  In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by the Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request.  The Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless the Agent and such other Lenders have otherwise been notified in writing.

§ 14.15       Borrowers Not Beneficiary.  Except for the provisions of § 14.9 relating to the appointment of a successor Agent, the provisions of this § 14 are solely for the benefit of the Agent and the Lenders, may not be enforced by Borrowers, and except for the provisions of § 14.9, may be modified or waived without the approval or consent of Borrowers.

§ 14.16       Defaulting Lenders.

(a)                                 Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i)                                     That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in § 27.

(ii)                                  Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to § 13), shall be applied at such time or times as may be determined by the Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, as Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Advances in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists or non-defaulting Lenders have been paid in full all amounts then due, to the payment of any amounts owing to Borrowers as a result of any judgment of a court of competent jurisdiction obtained by Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Advance was made at a time when the conditions set forth in § 11 were satisfied or waived, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                               [Intentionally Omitted].

(iv)                              [Intentionally Omitted].

During any period that a Lender is a Defaulting Lender, Borrowers may, by giving written notice thereof to the Agent, such Defaulting Lender, and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of § 18.1, with Borrowers being obligated to pay the applicable assignment fee due under § 18.2 in the event same is not paid by the Defaulting Lender, provided further that the amount of such fee shall be deducted from any payments to be made to the Defaulting Lender under this § 14.16(a)(v).  No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee.  In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of § 18.1.  No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection (f), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and the Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full pro rata share of all Advances.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(b)                                 Defaulting Lender Cure.  If Borrowers and the Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loan to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentage (without giving effect to § 14.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

SECTION 15

EXPENSES

Borrowers agree to pay, to the extent incurred by Agent (a) the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) all engineer’s fees, environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) all other reasonable out of pocket fees, expenses and disbursements (other than Taxes unless such payment is otherwise required pursuant to the terms of this Agreement) of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Eligible Real Estate Assets, the review of leases, the making of each Advance hereunder, and the third party out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments pursuant to § 18 hereof, and (d) without duplication, all out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against Borrowers or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with Borrowers (provided that any attorneys’ fees and costs pursuant to this clause (d) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group), (e) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs)

which may be incurred by the Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (f) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loan.  The covenants of this § 15 shall survive the repayment of the Loan and the termination of the obligations of the Lenders hereunder.

SECTION 16

INDEMNIFICATION

Borrowers, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Arrangers and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Arrangers against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Eligible Real Estate Assets or the Loan by parties claiming by or through Borrowers, (b) any condition of the Eligible Real Estate Assets or any other Real Estate, (c) any actual or proposed use by Borrowers of the proceeds of any of the Advances, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of Borrowers, (e) Borrowers entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Eligible Real Estate Assets or any other Real Estate, (g) with respect to Borrowers and their respective properties and assets the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) to the extent used by Borrowers, any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that Borrowers shall not be obligated under this § 16 or otherwise to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.  In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel and, in addition to the foregoing indemnity, Borrowers agree to pay promptly the reasonable fees and expenses of such counsel.  If, and to the extent that the obligations of Borrowers under this § 16 are unenforceable for any reason, Borrowers hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.  The provisions of this § 16 shall survive the repayment of the Loan and the termination of the obligations of the Lenders hereunder.

SECTION 17

SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of Borrowers or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any Advances, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Advance.  The indemnification obligations of Borrowers provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein.  All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of Borrowers or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

SECTION 18

ASSIGNMENT AND PARTICIPATION

§ 18.1              Conditions to Assignment by Lenders.  Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loan at the time owing to it and the Notes held by it); provided that (a) the Agent and, unless an Event of Default has occurred and is continuing at the time of any such assignment, Borrowers, shall have each given its respective prior written consent to such assignment, which consent in each case shall not be unreasonably withheld or delayed, and shall not be required if such assignment is to an Approved Fund, an existing Lender or a Lender Affiliate, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitment in the event an interest in the Loan is assigned, (c) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit F annexed hereto, together with any Notes subject to such assignment, (d) in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, any Borrower or REIT, (e) such assignee shall acquire an interest in the Loan of not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof (or if less, the remaining portion of the Loan held by the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, Parent Borrower, (f) in no event shall any assignment be to a natural person, and (g) no assignment shall be permitted without the prior written consent of the Agent until the earlier of the date (i) which is thirty (30) days after the Closing Date, or (ii) that the Agent shall have notified the Lenders that syndication of the Commitments hereunder has been completed.  Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in § 18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment.  In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, Borrowers and REIT.

§ 18.2              Register.  The Agent shall maintain on behalf of Borrowers a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of and interest on the Loan owing to the Lenders from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice.  Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500, which the Agent may, in its sole discretion, elect to waive in the case of any assignment.

§ 18.3              New Notes.  Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register.  Within five (5) Business Days after receipt of notice of such assignment from the Agent, Borrowers, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) to the order of such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the order of the assigning Lender in an amount equal to the amount retained by it hereunder.  Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes.  The surrendered Notes shall be canceled and returned to Borrowers.

§ 18.4              Participations.  Any Lender may at any time, without the consent of, or notice to, Borrowers or the Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or Borrowers or any of Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the portion of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrowers, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in § 27(a), (b), (c) or (h) that affects such Participant.  Borrowers agree that each Participant shall be entitled to the benefits of §§ 4.9 and 4.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to § 18.1; provided a Participant shall not be entitled to receive any greater payment under §§ 4.9 and 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent.  To the extent permitted by law, each Participant also shall be entitled to the benefits of § 13 as though it were a Lender, provided such Participant agrees to be subject to § 13 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers, maintain at one of its offices a register for the recordation of the names and addresses of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

§ 18.5              Pledge by Lender.  Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes held by it, if any), including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or the central bank of any country in which such Lender is organized.  No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§ 18.6              No Assignment by Borrowers.  Borrowers shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§ 18.7              Disclosure.  Each of the Agents, the Arrangers and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and provided further that such Persons who are not employees of such Affiliate are advised of the provision of this §18.7 and sign a confidentiality agreement reasonably acceptable to Borrowers), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, it being understood that in the event that Agents, Arrangers and Lenders are requested or required by law or regulations to disclose any of the Information, they shall provide Borrowers with prompt written notice, unless such notice is prohibited by law, of any such request or requirement so that Borrowers may seek a protective order or other appropriate remedy, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to a confidentiality agreement containing provisions at least as restrictive as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement and (ii) to any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives, provided that such Persons who are not employees of such prospective party are also advised of the provision of this §18.7 and sign a confidentiality agreement reasonably acceptable to Borrowers) to any swap, derivative or other transaction under which payments are to be made by reference to Borrowers and their obligations, this Agreement or payments hereunder, (g) to any rating agency, (h) the CUSIP Service Bureau or any similar organization, (i) with the consent of Parent Borrower or (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this § 18.7 or (ii) becomes available to the Agent, such Arranger or such Lender or any of their respective Affiliates on a non-confidential basis from a source other than any Borrower or any of their Subsidiaries without the Agent, such Arranger or such Lender or any of their respective Affiliates having knowledge that a duty of confidentiality to Borrowers or any of their Subsidiaries has been breached.  For purposes of this Section, “Information” means all information that any Borrower furnishes to the Agent, any Arranger or any Lender in writing designated as confidential, but does not include any such information that is or becomes generally available to the public other than by way of a breach of the confidentiality provisions of this § 18.7 or that is or becomes available to the Agent, such Arranger or such Lender from a source other than Borrowers, the Agent, the Arranger or any Lender and not in violation of any confidentiality agreement with respect to such information that is actually known to the Agent, such Arranger or such Lender.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

§ 18.8              Titled Agents.  The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§ 18.9              Mandatory Assignment.  In the event Borrowers request that any amendment, modification or waiver be made to this Agreement or any of the other Loan Documents which request is approved by the Agent but is not approved by one or more of the Lenders or such Lender fails to respond within ten (10) days after the first date on which such consent was solicited in writing from the Lenders by the Agent (any such non-consenting or non-responding Lender shall hereafter be referred to as the “Non-Consenting Lender”), then, within thirty (30) days after the expiration of such ten (10) day period (or, if earlier, Borrowers’ receipt of notice of such disapproval by such Non-Consenting Lender), Borrowers shall have the right as to such Non-Consenting Lender, to be exercised by delivery of written notice delivered to the Agent and the Non-Consenting Lender within thirty (30) days of the earlier of expiration of such period or receipt of such notice, to elect to cause the Non-Consenting Lender to transfer all of its interests, rights and obligations under this Agreement (including all of its Commitment Percentage and Commitment and the same portion of the Loan at the time owing to it and the Notes held by it) (collectively, the “Transferred Interest”) to a Lender or a Replacement Lender.  The Agent shall promptly (but in any event, no later than five (5) Business Days after receipt of such notice from Borrowers) notify the remaining Lenders (each such notice, the “Lender Offer Notice”) that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the

Transferred Interest, pro rata based upon their relevant Commitment Percentages, of the Non-Consenting Lender (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent).  In the event that the Lenders do not elect to acquire all of the Non-Consenting Lender’s Transferred Interest within ten (10) Business Days of receipt of the Lender Offer Notice, then Borrowers may endeavor to find a new Lender or Lenders to acquire such remaining portion of the Transferred Interest, such Lender or Lenders to be subject to the approval of the Agent, such approval not to be unreasonably withheld (such Lender, the “Replacement Lender”).  Upon any such purchase of the Transferred Interest of the Non-Consenting Lender, the Non-Consenting Lender’s interests in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Non-Consenting Lender shall promptly execute and deliver any and all documents reasonably requested by the Agent to surrender and transfer such Transferred Interest, including, without limitation, an Assignment and Acceptance Agreement and such Non-Consenting Lender’s original Note (if any).  Notwithstanding anything in this § 18.10 to the contrary, any Lender or other Lender assignee acquiring some or all of the Transferred Interest of the Non-Consenting Lender must consent to the proposed amendment, modification or waiver.  The purchase price to be paid by the acquiring Lenders for the Non-Consenting Lender’s Transferred Interest shall equal the principal owed to such Non-Consenting Lender, and Borrowers shall pay to such Non-Consenting Lender in addition thereto and as a condition to such sale any and all other amounts outstanding and owed by Borrowers to the Non-Consenting Lender hereunder or under any of the other Loan Documents, including all accrued and unpaid interest or fees which would be owed to such Non-Consenting Lender hereunder or under any of the other Loan Documents if the Loan were to be repaid in full on the date of such purchase of the Non-Consenting Lender’s Transferred Interest.  No registration fee under § 18.2 shall be required in connection with such assignment.  If such Non-Consenting Lender does not execute and deliver to the Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Agent (but in any event, no later than five (5) Business Days) after the later of (i) the date on which the Replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (ii) the date on which the Non-Consenting Lender receives all payments required to be paid to it by this § 18.10, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and Borrowers shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such assigning Lender.

SECTION 19

NOTICES

Each notice, demand, election or request (hereinafter in this § 19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed as follows:

If to the Agent or RBC:

Royal Bank of Canada
20 King Street, 4th Floor
Toronto, Ontario M5H 1C4

Attn:  Manager, Agency Services Group
Telecopy No.:  (416) 842-4023

With a copy to:

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York  10022

Attn:  Malcolm K. Montgomery, Esq.
Telecopy No.:  (646) 848-7587

If to Borrowers:

CoreSite L.P.
1050 17th Street, Suite 800
Denver, CO  80265
Attn:  Mr. Erick Bromfield
Telecopy No.:  (877) 549-5851

CoreSite L.P.
1050 17th Street, Suite 800
Denver, CO  80265
Attn:  General Counsel
Telecopy No.:  (855) 232-0594

With a copy to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn:  Dara Denberg, Esquire

With a copy to:

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, DC 20004-1304
Attn:  Jeffrey R. Chenard, Esquire

to any Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender.  Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt.  The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt.  Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent.  By giving at least fifteen (15) days prior Notice thereof, Borrowers, a Lender or the Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.  For purposes of this Agreement, delivery by Agent or any Lender of any notice to Parent Borrower shall constitute delivery of such notice to all Borrowers.

SECTION 20

RELATIONSHIP

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to Borrowers or their respective Subsidiaries arising out of or in connection with this Agreement or the other

Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and the Agent, and Borrowers is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint ventures or any other relationship other than lender and borrower.

SECTION 21

GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401.  BORROWERS, THE AGENT AND THE LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT SHALL BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE AND COUNTY OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN).  BORROWERS, THE AGENT AND THE LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM.  BORROWERS, THE AGENT AND THE LENDERS FURTHER AGREE THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN § 19 HEREOF.  IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF BORROWERS EXIST AND BORROWERS CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON BORROWERS BY MAIL AT THE ADDRESS SPECIFIED IN § 19 HEREOF.

SECTION 22

HEADINGS

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

SECTION 23

COUNTERPARTS

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument.  In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier or by email with a pdf or similar attachment shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 24

ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents.  All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents.  Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in § 27.

SECTION 25

WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS

EACH OF BORROWERS, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH BORROWER HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  EACH BORROWER (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS § 25.  EACH BORROWER ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS § 25 WITH LEGAL COUNSEL AND THAT EACH BORROWER AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

SECTION 26

DEALINGS WITH BORROWERS

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with Borrowers and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder.  The Lenders acknowledge that, pursuant to such activities, RBC or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

SECTION 27

CONSENTS, AMENDMENTS, WAIVERS, ETC.

Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by Borrowers of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders.  Notwithstanding the foregoing, no such amendment, waiver or consent shall result in:  (a) a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest) without the written consent of each Lender entitled to receive such amount; provided, however, that for the avoidance of doubt, an amendment to any financial covenant hereunder (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any Advance, shall require the consent of the Required Lenders; (b) an increase in the amount of the Commitment of any Lender without the written consent of such Lender; (c) a forgiveness, reduction, or waiver of the principal of any unpaid Advance or any interest thereon or fee payable under the Loan Documents due to the Lenders (or any of them) (other than a reduction or waiver of default interest) without the written consent of each Lender entitled to receive such payment; provided, however, that for the avoidance of doubt, an amendment to any financial covenant hereunder (or any defined term used therein), even if the effect of such amendment would be to reduce the rate of interest on any Advance or reduce any fee payable hereunder, shall require the written consent of the Required Lenders; (d) a change in the amount of any fee payable to a Lender hereunder without the written consent of each Lender entitled to receive such payment; (e) the postponement of any date fixed for any payment of principal of or interest on the Loan or fee payable under the Loan Documents due to the Lenders (or any of them) without the written consent of each Lender entitled to receive such payment; (f) an extension of the Maturity Date with respect to the Commitment and Advances of any Lender without the written consent of such Lender; (g) a change in the manner of distribution of any payments to the Lenders or the Agent without the written consent of each Lender directly and adversely affected thereby; (h) the release of any Borrower without the written consent of all Lenders, except as otherwise provided in § 5.2 or § 5.4; (i) an amendment of the definition of Required Lenders or of any requirement for consent by all of the Lenders without the written consent of all Lenders; (j) any modification to require a Lender to fund a pro rata share of a request for an advance of the Loan made by Borrowers other than based on its Commitment Percentage without the written consent of all Lenders; (k) an amendment to this § 27 without the written consent of all Lenders; (l) an amendment or modification to the definition of Unencumbered Asset Pool Availability (or any defined term referenced therein) which would result in an increase in availability derived from Leased Assets without the written consent of all Lenders; or (m) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders or the Required Lenders to require a lesser number of Lenders to approve such action without the written consent of all Lenders.  The provisions of § 14 may not be amended without the written consent of the Agent.  No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon.  No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

The provisions in §§ 5.1 through 5.4, § 6, §§ 7.2 through 7.22, § 8, § 9 and § 12.1 of this Agreement, including, in each case, any associated definitions in § 1.1, contain essentially the same provisions with respect to the REIT, Borrowers and their Subsidiaries as those contained in §§ 5.1 through 5.4, § 6,  §§ 7.2 through 7.22, § 8, § 9 and § 12.1 of the Existing Credit Agreement and in the associated definitions in the Existing Credit Agreement (the “Revolver Provisions”).  In the event that there is (x) an approval by the “Required Lenders” (as defined in the Existing Credit Agreement) of the addition of Eligible Real Estate in the calculation of Unencumbered Asset Pool Value which does not meet one or more of the Unencumbered Property conditions set forth in § 5.1, or (y) a proposal to modify, waive or restate, or request a consent or approval with respect to, the Revolver Provisions (including any associated definitions) of the Existing Credit

Agreement in writing (which may include a written waiver of an existing actual or potential default or event of default that is intended to be eliminated by such modification, restatement or waiver) (each of the foregoing in clauses (x) and (y), a “Proposed Modification”), then (A) any Lender under this Agreement shall be deemed to have automatically approved the Proposed Modification hereunder of any corresponding Revolver Provisions contained in this Agreement for purposes of determining if the requisite approvals hereunder have been obtained if such Lender or an Affiliate of such Lender approved the Proposed Modification under the Existing Credit Agreement in its capacity as a “Lender” under the Existing Credit Agreement and (B) in the case that the Lenders under this Agreement described in clause (A) above constitute the Required Lenders hereunder, then simultaneously with the agreement to or granting of such Proposed Modification under the Existing Credit Agreement, this Agreement shall be deemed modified or restated, or such waiver, consent or approval granted, in a manner consistent with the Proposed Modifications under the Existing Credit Agreement, unless such modification, restatement, waiver, consent or approval requires the consent of each Lender or each Lender directly and adversely affected thereby under the terms of this § 27.  If requested by Parent Borrower or the Agent, Borrowers, the REIT, the Agent and each approving Lender (including any Lender deemed to have approved pursuant to this § 27) shall execute and deliver a written amendment to, restatement of, or waiver, consent or approval under, this Agreement memorializing such modification, restatement, waiver, consent or approval.

SECTION 28

SEVERABILITY

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

SECTION 29

TIME OF THE ESSENCE

Time is of the essence with respect to each and every covenant, agreement and obligation of Borrowers under this Agreement and the other Loan Documents.

SECTION 30

NO UNWRITTEN AGREEMENTS

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.  ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

SECTION 31

REPLACEMENT NOTES

Upon receipt of evidence reasonably satisfactory to Borrowers of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Borrowers or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Borrowers will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

SECTION 32

NO THIRD PARTIES BENEFITED

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of Borrowers, the Lenders, the Agent and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Advances, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Advances in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so.  In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by Borrowers or any of their Subsidiaries of any development or the absence therefrom of defects.

SECTION 33

PATRIOT ACT

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Borrowers in accordance with the Patriot Act.

SECTION 34

[INTENTIONALLY OMITTED.]

SECTION 35

JOINT AND SEVERAL LIABILITY

Each of Borrowers covenants and agrees that each and every covenant and obligation of any Borrower hereunder and under the other Loan Documents shall be the joint and several obligations of each Borrower.

SECTION 36

ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF BORROWERS

§ 36.1              Attorney-in-Fact.  For the purpose of implementing the joint borrower provisions of the Loan Documents, Borrowers hereby irrevocably appoint Parent Borrower as their agent and attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications.

§ 36.2              Accommodation.  It is understood and agreed that the handling of the Loan on a joint borrowing basis as set forth in this Agreement is solely as an accommodation to Borrowers and at their request.  Accordingly, the Agent and the Lenders are entitled to rely, and shall be exonerated from any liability for relying upon, any Loan Request or any other request or communication made by a purported officer of any Borrower without the need for any consent or other authorization of any other Borrower and upon any information or certificate provided on behalf of any Borrower by a purported officer of such Borrower, and any such request or other action shall be fully binding on each Borrower as if made by it.

§ 36.3              Waiver of Automatic or Supplemental Stay.  Each of Borrowers represents, warrants and covenants to the Lenders and the Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against the other of Borrowers at any time following the execution and delivery of this Agreement, none of Borrowers shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or the Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights the Lenders or the Agent has, whether now or hereafter acquired, against the other Borrowers or against any property owned by such other Borrowers.

§ 36.4              Waiver of Defenses.  To the extent permitted by applicable law, each of Borrowers hereby waives and agrees not to assert or take advantage of any defense based upon:

(a)                                 Any right to require the Agent or the Lenders to proceed against the other Borrowers or any other Person or to proceed against or exhaust any security held by the Agent or the Lenders at any time or to pursue any other remedy in the Agent’s or any Lender’s power or under any other agreement before proceeding against a Borrower hereunder or under any other Loan Document;

(b)                                 The defense of the statute of limitations in any action hereunder or the payment or performance of any of the Obligations;

(c)                                  Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of the Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;

(d)                                 Any failure on the part of the Agent or any Lender to ascertain the extent or nature of any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;

(e)                                  Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to Borrowers pursuant to the Loan Documents), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Borrower, the Agent, any Lender, any endorser or creditor of Borrowers or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by the Agent or any Lender;

(f)                                   Any defense based upon an election of remedies by the Agent or any Lender, which destroys or otherwise impairs the subrogation rights of a Borrower or the rights of a Borrower to proceed against the other Borrowers for reimbursement, or both;

(g)                                  Any right or claim of right to cause a marshaling of the assets of Borrowers;

(h)                                 Any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement;

(i)                                     Any duty on the part of the Agent or any Lender to disclose to Borrowers any facts the Agent or any Lender may now or hereafter know about Borrowers or the Eligible Real Estate Assets, regardless of whether the Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which each Borrower intends to assume or has reason to believe that such facts are unknown to Borrowers or has a reasonable opportunity to communicate such facts to Borrowers, it being understood and agreed that each Borrower is fully responsible for being and keeping informed of the financial condition of the other Borrowers, of the condition of the Eligible Real Estate Asset and of any and all circumstances bearing on the risk that liability may be incurred by Borrowers hereunder and under the other Loan Documents;

(j)                                    Any inaccuracy of any representation or other provision contained in any Loan Document;

(k)                                 Subject to compliance with the provisions of this Agreement, any sale or assignment of the Loan Documents, or any interest therein;

(l)                                     Subject to compliance with the provisions of this Agreement, any sale or assignment by a Borrower or any other Person of any Eligible Real Estate Assets, or any portion thereof or interest therein, not consented to by the Agent or any Lender;

(m)                             Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;

(n)                                 Any lack of commercial reasonableness in dealing with the Unencumbered Asset Pool;

(o)                                 Any deficiencies in the Unencumbered Asset Pool or any deficiency in the ability of the Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed;

(p)                                 An assertion or claim that the automatic stay provided by 11 U.S.C. Section 362 (arising upon the voluntary or involuntary bankruptcy proceeding of the other Borrowers) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of the Agent or any Lender to enforce any of its rights, whether now or hereafter required, which the Agent or any Lender may have against a Borrower;

(q)                                 Any modifications of the Loan Documents or any obligation of Borrowers relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;

(r)                                    Any release of a Borrower or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, the Agent’s or the Lenders’ voluntary act or otherwise;

(s)                                   Any action, occurrence, event or matter consented to by Borrowers under any provision hereof, or otherwise;

(t)                                    The dissolution or termination of existence of any Borrower;

(u)                                 Either with or without notice to Borrowers, any renewal, extension, modification, amendment or another changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;

(v)                                 Any defense of Borrowers, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations; or

(w)                               To the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which Borrowers might otherwise be entitled, it being the intention that the obligations of Borrowers hereunder are absolute, unconditional and irrevocable.

§ 36.5              Waiver.  Each of Borrowers waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or the Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that Borrowers may lawfully so do.  Each of Borrowers further agrees that the Lenders and the Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect.  Without limiting the foregoing, each of Borrowers further agrees that upon the occurrence of an Event of Default, the Lenders and the Agent may exercise any of such rights and remedies without notice to any of Borrowers except as required by law or the Loan Documents and agrees that neither the Lenders nor the Agent shall be required to proceed against the other of Borrowers or any other Person or to proceed against or to exhaust any other security held by the Lenders or the Agent at any time or to pursue any other remedy in Lender’s or the Agent’s power or under any of the Loan Documents before proceeding against a Borrower or its assets under the Loan Documents.

§ 36.6              Subordination.  So long as the Advances are outstanding, each Borrower hereby expressly waives any right of contribution from or indemnity against the other, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and each Borrower acknowledges that it has no right whatsoever to proceed against the other for reimbursement of any such payments.  In connection with the foregoing, each Borrower expressly waives any and all rights of subrogation to the Lenders or the Agent against the other Borrowers, and each Borrower hereby waives any rights to enforce any remedy which the Lenders or the Agent may have against the other Borrowers and any rights to participate in any assets of the other Borrowers.  In addition to and without in any way limiting the foregoing, each Borrower hereby subordinates any and all indebtedness it may now or hereafter owe to such other Borrowers to all indebtedness of Borrowers to the Lenders and the Agent, and agrees with the Lenders and the Agent that no Borrower shall claim any offset or other reduction of such Borrower’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any assets of the other Borrowers.

SECTION 37

ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS

(a)                                 Without limiting any other provision of § 36, each Subsidiary Borrower acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Advances made by the Lenders to Borrowers pursuant to this Agreement; that the benefits received by such Subsidiary Borrower are reasonably equivalent consideration for such Subsidiary Borrower’s execution of this Agreement and the other Loan Documents to which it is a party; and that such benefits include, without limitation, the access to capital afforded to Borrowers pursuant to this Agreement from which the activities of such Subsidiary Borrower will be supported, the refinancing of certain existing indebtedness of such Subsidiary Borrower, and the ability to refinance that indebtedness at a lower interest rate and otherwise on more favorable terms than would be available to it if the Eligible Real Estate Asset owned by such Subsidiary Borrower were being financed on a stand-alone basis and not as part of the Unencumbered Asset Pool hereunder.  Each Subsidiary Borrower is executing this Agreement and the other Loan Documents in consideration of those benefits received by it and each Subsidiary Borrower desires to enter into an allocation and contribution agreement with each other Subsidiary Borrower as set forth in this § 37 and agrees to subordinate and subrogate any rights or claims it may have against other Subsidiary Borrowers as and to the extent set forth in § 36.

(b)                                 In the event any one or more Subsidiary Borrowers (any such Subsidiary Borrower, a “Funding Borrower”) is deemed to have paid an amount in excess of the principal amount attributable to it (such principal amount, the “Allocable Principal Balance”) (any deemed payment in excess of the applicable Allocable Principal Balance, a “Contribution”) as a result of such Funding Borrower’s payment of and/or performance on the Obligations, then after payment in full of the Loan and the satisfaction of all of Subsidiary Borrowers’ other obligations under the Loan Documents, such Funding Borrower shall be entitled to contribution from each benefited Subsidiary Borrower for the amount of the Contribution so benefited (any such contribution, a “Reimbursement Contribution”), up to such benefited Subsidiary Borrower’s then current Allocable Principal Balance.  Any Reimbursement Contributions required to be made hereunder shall, subject to § 36, be made within ten (10) days after demand therefor.

(c)                                  If a Subsidiary Borrower (a “Defaulting Borrower”) shall have failed to make a Reimbursement Contribution as hereinabove provided, after the later to occur of (a) payment of the Loan in full and the satisfaction of all of all Subsidiary Borrowers’ other obligations to Lenders or (b) the date which is 366 days after the payment in full of the Loan, the Funding Borrower to whom such Reimbursement Contribution is owed shall be subrogated to the rights of Lenders against such Defaulting Borrower; provided, however, if the Agent returns any payments in connection with a bankruptcy of a Subsidiary Borrower, all other Subsidiary Borrowers shall jointly and severally pay to the Agent and Lenders all such amounts returned, together with interest at the Default Rate accruing from and after the date on which such amounts were returned.

(d)                                 In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from Defaulting Borrowers pursuant hereto shall be equitably allocated among such Funding Borrowers.  In the event that at any time any Subsidiary Borrower pays an amount hereunder in excess of the amount calculated pursuant to this paragraph, that Subsidiary Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this § 37.

(e)                                  It is the intent of each Subsidiary Borrower, the Agent and the Lenders that in any proceeding under the Bankruptcy Code or any similar debtor relief laws, such Subsidiary Borrower’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Subsidiary Borrower hereunder (or any other obligations of such Subsidiary Borrower to the Agent and the Lenders under the Loan Documents) to be avoidable or unenforceable against such Subsidiary Borrower in such proceeding as a result of applicable Laws, including, without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise.  The Laws under which the possible avoidance or unenforceability of the obligations of such Subsidiary Borrower hereunder (or any other obligations of such Subsidiary Borrower to the Agent and the Lenders under the Loan Documents) shall be determined in any such proceeding are referred to herein as “Avoidance Provisions”.  Accordingly, to the extent that the obligations of a Subsidiary Borrower hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Subsidiary Borrower shall be liable hereunder shall be reduced to the greater of (A) the amount which, as of the time any of the Obligations are deemed to have been incurred by such Subsidiary Borrower under the Avoidance Provisions, would not cause the obligations of such Subsidiary Borrower hereunder (or any other obligations of such Subsidiary Borrower to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions or (B) the amount which, as of the time demand is made hereunder upon such Subsidiary Borrower for payment on account of the Obligations, would not cause the obligations of such Subsidiary Borrower hereunder (or any other obligations of such Subsidiary Borrower to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions.  The provisions of this § 37(e) are intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Subsidiary Borrower hereunder to be subject to avoidance under the Avoidance Provisions, and no Subsidiary Borrower or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

[Balance of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

PARENT BORROWER:

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation

By:	/s/ Derek S. McCandless
Name:	Derek S. McCandless
Title:	Senior Vice President, Legal, General Counsel and Secretary

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

SUBSIDIARY BORROWERS:

CORESITE REAL ESTATE 70 INNERBELT, L.L.C., a Delaware limited liability company

CORESITE REAL ESTATE 900 N. ALAMEDA, L.L.C., a Delaware limited liability company

CORESITE REAL ESTATE 2901 CORONADO, L.L.C., a Delaware limited liability company

CORESITE REAL ESTATE 1656 MCCARTHY, L.L.C., a Delaware limited liability company

CORESITE REAL ESTATE 427 S. LASALLE, L.L.C., a Delaware limited liability company

CORESITE CORONADO STENDER, L.L.C., a Delaware limited liability company

CORESITE REAL ESTATE 2115 NW 22ND STREET, L.L.C., a Delaware limited liability company

CORESITE ONE WILSHIRE, L.L.C., a Delaware limited liability company

CORESITE REAL ESTATE 12100 SUNRISE VALLEY DRIVE L.L.C., a Delaware limited liability company

By:	/s/ Derek S. McCandless
Name:	Derek S. McCandless
Title:	Senior Vice President, Legal & Secretary for each of the Subsidiary Borrowers listed above

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

AGENT:

ROYAL BANK OF CANADA, as Agent

By:	/s/ Susan Khokher
Name:	Susan Khokher
Title:	Manager, Agency

Royal Bank of Canada

20 King Street West, 4th Floor

Toronto, Ontario M5H 1C4

Attn:  Manager, Agency Services Group

Facsimile:  (416) 842-4023

LENDERS:

ROYAL BANK OF CANADA, as Lender

By:	/s/ Brian Gross
Name:	Brian Gross
Title:	Authorized Signatory

Royal Bank of Canada

200 Vesey Street

New York, NY 10281

Attn:  Manager, Loans Administration

Telephone: (877) 332-7455

Facsimile: (212) 428-2372

REGIONS BANK

By:	/s/ Kerri Raines
Name:	Kerri Raines
Title:	Vice President

Regions Bank

6805 Morrison Blvd, Suite 210

Charlotte, NC 28211

Attention: Kerri Raines

Telephone: (704) 362-3564

Facsimile: (704) 362-3594

COBANK, ACB

By:	/s/ Nick Heslip
Name:	Nick Heslip
Title:	Vice President

CoBank, ACB

5500 S. Quebec St.

Greenwood Village, Co 80111

Attention:	Nick Heslip
Telephone:	(303) 740-4154
Facsimile:	(303) 224-2677

TORONTO DOMINION (TEXAS) LLC

By:	/s/ Masood Fikree
Name:	Massood Fikree
Title:	Authorized Signatory

Toronto Dominion (Texas) LLC

c/o TD Securities

TD North Tower, 25th Floor

77 King Street West

Toronto, Ontario M5K 1A2

Attention:	Ruth Bengo
Telephone:	(416) 983-8879
Facsimile:	(416) 983-0003

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kevin A. Stacker
Name:	Kevin A. Stacker
Title:	Vice President

Wells Fargo Bank, National Association

1800 Century Park East, 12th Floor

Los Angeles, CA 90067

Attention:	Kevin A. Stacker
Telephone:	(310) 789-3768
Facsimile:	(310) 789-8999

CITIBANK, N.A.

By:	/s/ John C. Rowland
Name:	John C. Rowland
Title:	Vice President

CitiBank, N.A.

388 Greenwich Street, 23rd floor

New York, New York 10013

Attention:  David L. Smith

Telephone:  (212) 816-3784

Facsimile:  (866) 421-9138